UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Cousins Properties Incorporated
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NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 25, 2017
To our Stockholders:
The 2017 Annual Meeting of Stockholders of Cousins Properties Incorporated (“we,” “our,” “us,” or the “Company”) will be held on Tuesday, April 25, 2017, at 11:00 a.m. local time at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The purposes of the meeting are:
(1) To elect eight Directors nominated by the Board of Directors (the “Board of Directors” or the “Board”);

(2) To approve, on an advisory basis, executive compensation, often referred to as “say on pay;”

(3) To approve, on an advisory basis, the frequency of future advisory votes on executive compensation, often referred to as "say when on pay;"

(4) To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2017; and

(5) To transact any other business as may properly come before the meeting.
All holders of record of our common stock and limited voting preferred stock at the close of business on March 1, 2017 are entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting. We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to certain of our stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering our costs and reducing the environmental impact of our annual meeting.

By Order of the Board of Directors,

PAMELA F. ROPER
Corporate Secretary
Atlanta, Georgia
March 16, 2017

Whether or not you expect to attend the Annual Meeting, you are urged to have your vote recorded as early as possible. Stockholders have the following options for submitting their votes by proxy:
(a) over the Internet at the web address noted in the Notice of Availability of Proxy Materials or proxy card (if you received a proxy card);
(b) by telephone through the number noted in the proxy card (if you received a proxy card); or
(c) by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith.
Your vote is very important! Your prompt response will help avoid potential delays and may save us significant additional expenses with soliciting stockholder votes.

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 25, 2017: The proxy statement and 2016 Annual Report are available at www.cousinsproperties.com

COUSINS PROPERTIES INCORPORATED
191 Peachtree Street NE, Suite 500
Atlanta, Georgia 30303-1740

2017 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2017 Annual Meeting Information

•	Date and Time: April 25, 2017, at 11:00 a.m. Eastern Time.

•	Place: 191 Peachtree Street NE, Atlanta, Georgia 30303-1740.

•	Record Date: March 1, 2017.

• Voting:	Holders of our common stock and limited voting preferred stock are entitled to one vote per share.
 Items of Business

	Board Vote Recommendation	Page Reference (for more information)
1. Election of eight Directors named in this proxy statement	FOR ALL	12
2. Advisory vote to approve executive compensation	FOR	61
3. Advisory vote to approve frequency of future advisory votes on executive compensation	FOR	62
4. Ratification of Deloitte & Touche as our independent registered public accounting firm	FOR	63
Election of Directors
The Board of Directors (the “Board”) of Cousins Properties Incorporated (“we,” “our,” “us,” the “Company,” or “Cousins”) is asking you to elect eight Directors. The table below provides summary information about the Director nominees. All of the nominees currently serve on the Board. Our Bylaws provide for majority voting in uncontested Director elections. Therefore, a nominee will only be elected if the number of votes for the nominee’s election is greater than the number of votes cast against that nominee. For more information about the nominees, including information about the qualifications, attributes and skills of the nominees, see page 12.

Name	Age	Director Since	Primary Occupation	Independent	AC	CNGC	IC	EC
Charles T. Cannada	58	2016	Private investor	✓	✓ FE	✓
Edward M. Casal	59	2016	Chief Executive of Aviva Investors' Global Real Estate Group	✓	✓ FE		✓
Robert M. Chapman	63	2015	Chief Executive Officer of CenterPoint Properties Trust	✓		©	✓	✓

Name	Age	Director Since	Primary Occupation	Independent	AC	CNGC	IC	EC
Lawrence L. Gellerstedt III	60	2009	President and Chief Executive Officer of Cousins				©	✓
Lillian C. Giornelli	56	1999	Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc.	✓	✓	✓
S. Taylor Glover	65	2005	Non-executive Chairman of the Board of Cousins; President and CEO, Turner Enterprises	✓			✓	©
Donna W. Hyland	56	2014	President and Chief Executive Officer of Children’s Healthcare of Atlanta	✓	© FE	✓		✓
Brenda J. Mixson	64	2016	Managing Director of C-III Capital Partners	✓	✓ FE		✓

AC = Audit Committee                                ✓= Committee member
CNGC = Compensation, Succession, Nominating and Governance Committee     © = Committee Chair
IC = Investment Committee                             FE = Financial Expert
EC = Executive Committee
Advisory Vote to Approve Executive Compensation
For 2016, our “Named Executive Officers” or “NEOs” are as follows:

•	Lawrence L. Gellerstedt III – President and Chief Executive Officer;

•	Gregg D. Adzema – Executive Vice President and Chief Financial Officer;

•	M. Colin Connolly – Executive Vice President and Chief Operating Officer;

•	John S. McColl – Executive Vice President; and

•	Pamela F. Roper – Executive Vice President, General Counsel and Corporate Secretary.
2016 Key Compensation Decisions
The Compensation Committee made the following key decisions with respect to the 2016 compensation for our NEOs:

•	No base salary increases were approved for NEOs, with the exception of Ms. Roper, whose base salary was increased in line with market data and to reflect her contributions to the Company.

•
Annual cash incentive awards were achieved at 136.4% of target, based on achievement of Company performance relating to funds from operations (“FFO”), increase in same property net operating income, gross office leasing volume and net effective rent performance on office leasing activity.

•
Long-term equity awards were granted to our NEOs using a mix of 60% performance-conditioned restricted stock units (“RSUs”) and 40% time-vested restricted stock. The performance-conditioned RSUs are earned only upon meeting performance goals relating to total stockholder return (relative to the SNL US REIT Office Index) (“TSR”) and/or FFO over a three-year period from 2016 through 2018. The time-vested restricted stock vests ratably over a three-year service requirement.

Say on Pay Results
At our 2016 annual meeting, stockholders approved our say on pay vote with approximately 98.2% of votes cast.
For more information, see page 31.
Approve Executive Compensation
The Board is asking you to approve executive compensation for our NEOs for 2016 on an advisory basis. Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. Stockholders have the opportunity to vote, on an advisory basis, on the compensation of our executive officers. This agenda item is often referred to as a say on pay, and it provides you the opportunity to cast a vote with respect to our 2016 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this proxy statement.
For more information, see page 61.
Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation
The Board is asking you to indicate, on an advisory basis, your preference as to the frequency of future advisory votes on the executive compensation of our executive officers. The optimal frequency of future say on pay votes rests on a judgment about the relative benefits and burdens of each of the alternatives: one, two or three years. This agenda item is often referred to as a say when on pay, and it provides you the opportunity to cast a vote indicating whether you prefer that we hold future advisory votes on executive compensation every one, two or three years.
For more information, see page 62.
Ratify the Appointment of the Independent Registered Public Accounting Firm
The Board is asking you to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017.
For more information, see page 63.

COUSINS PROPERTIES INCORPORATED
191 Peachtree Street NE, Suite 500
Atlanta, Georgia 30303-1740
2017 PROXY STATEMENT

GENERAL INFORMATION
This proxy statement and proxy card are made available in connection with the solicitation of proxies to be voted at our 2017 Annual Meeting of Stockholders. Our Annual Meeting will be held on Tuesday, April 25, 2017, at 11:00 a.m., local time, at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The proxy is solicited by our Board of Directors. We anticipate that a Notice of Internet Availability of Proxy Materials or a printed set of proxy materials will first be mailed on or about March 16, 2017 to holders of our common stock and limited voting preferred stock as of March 1, 2017.
Why is this proxy statement being made available?
Our Board of Directors has made this proxy statement available to you because you owned shares of our common stock or our limited voting preferred stock at the close of business on March 1, 2017, and our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision, in accordance with the rules of the SEC and is designed to assist you in voting.
What is a proxy?
It is your legal designation of another person to vote the stock you own. That other person is called a proxy. The written document in which you designate that person is called a proxy or a proxy card. Two of our Directors have been designated as proxies for the 2017 Annual Meeting of Stockholders. These Directors are S. Taylor Glover and Lawrence L. Gellerstedt, III.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2016 Annual Report to Stockholders over the Internet. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet. We believe that this e-proxy process expedites shareholders' receipt of proxy materials, while also lowering our costs and reducing the environmental impact of our annual meeting. We have used this e-proxy process to furnish proxy materials to certain of our stockholders over the Internet.

If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.
Who is entitled to vote?
Holders of our common stock and limited voting preferred stock at the close of business on March 1, 2017 are entitled to receive notice of the meeting and to vote at the meeting and any postponements or adjournments of the meeting. March 1, 2017 is referred to as the record date.
To how many votes is each share of common stock entitled?
Holders of our common stock and limited voting preferred stock are entitled to one vote per share.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name?”
If your shares of common stock or limited voting preferred stock are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”
How do I vote?
Common stockholders of record may vote:
•    over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials or your proxy card (if you received a proxy card);
•    by telephone through the number shown on your proxy card (if you received a proxy card);
•    by signing and dating your proxy card (if you received a proxy card) and mailing it in the postage-paid and addressed envelope enclosed therewith; or
•    by attending the Annual Meeting and voting in person.
If you have Internet access, we encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs. In addition, when you vote by proxy via the Internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted.

If you hold your shares of common stock or limited voting preferred stock through a broker or bank, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends on the process of the broker, bank or other nominee. Street name holders may vote in person only if they have a legal proxy to vote their shares as described below.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to our Corporate Secretary at 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740;
•    submitting a subsequent proxy via Internet or telephone or executing a new proxy card with a later date; or
•    voting in person at the Annual Meeting.
Attendance at the meeting will not by itself revoke a proxy.
On what items am I voting?
You are being asked to vote on four items:

•	to elect eight Directors nominated by the Board of Directors;

•	to approve, on an advisory basis, the compensation of the Named Executive Officers for 2016 as disclosed in this proxy statement (common stockholders only);

•	to approve, on an advisory basis, the frequency of future advisory votes on executive compensation (common stockholders only); and

•	to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2017 (common stockholders only).
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of Directors, and how many votes must the nominees receive to be elected?
With respect to the election of Directors, you may:

•	vote FOR the eight nominees for Director;

•	vote AGAINST the eight nominees for Director;

•	vote FOR certain of the nominees for Director and vote AGAINST the remaining nominees; or

•	ABSTAIN from voting on one or more of the nominees for Director.
Our Bylaws provide for majority voting in uncontested Director elections. Under the majority voting standard, Directors are elected by a majority of the votes cast, which means that the number of shares voted for a Director must exceed the number of shares voted against that Director. Abstentions are not considered votes cast for or against the nominee under a majority voting standard, and abstentions and broker non-votes will have no effect on the outcome of the vote.
What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of Directors or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee.
How may I vote on the proposal to approve, on an advisory basis, the compensation of the Named Executive Officers for 2016 as disclosed in this proxy statement, and how many votes must the proposal receive to pass?
With respect to this proposal, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
How may I vote on the proposal to indicate, on an advisory basis, my preference for the frequency of future advisory votes on executive compensation?
With respect to this proposal, you may vote to indicate your preference as follows:

•	an advisory vote on executive compensation every ONE YEAR;

•	an advisory vote on executive compensation every TWO YEARS;

•	an advisory vote on executive compensation every THREE YEARS; or

•	ABSTAIN from voting on the proposal.
Unlike the other proposals you are voting on, there is no threshold vote that must be obtained for this proposal to "pass." Rather, the Board will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on executive compensation.
How may I vote for the ratification of the appointment of the independent registered public accounting firm for 2017, and how many votes must the proposal receive to pass?
With respect to the proposal to ratify the independent registered public accounting firm, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
How does the Board of Directors recommend that I vote?
The Board recommends a vote:

•	FOR the eight Director nominees;

•	FOR the approval, on an advisory basis, of executive compensation for 2016;

•	FOR an advisory vote on executive compensation every ONE YEAR; and

•	FOR the ratification of the independent registered public accounting firm for 2017.
What happens if I sign and return my proxy card but do not provide voting instructions?
If you return a signed card but do not provide voting instructions, your shares of common stock or limited voting preferred stock will be voted:

•	FOR the eight nominees for Director;

•	FOR the approval, on an advisory basis, of executive compensation for 2016 (common stockholders only);

•	for an advisory vote on executive compensation every ONE YEAR (common stockholders only); and

•	FOR the ratification of the appointment of the independent registered public accounting firm for 2017 (common stockholders only).
Will my shares be voted if I do not sign and return my proxy card, vote by phone or vote over the Internet?
If you are a common stockholder or limited voting preferred stockholder of record and you do not sign and return your proxy card, vote by phone, vote over the Internet or attend the Annual Meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.
If your shares of common stock or limited voting preferred stock are held in “street name” through a broker or bank and you do not provide voting instructions before the Annual Meeting, your broker or bank may vote your shares on your behalf under certain limited circumstances, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” including the ratification of the appointment of our independent registered public accounting firm described in this proxy statement. Therefore, with respect to this proposal, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.
The remaining proposals – the election of directors, the say on pay vote and the say when on pay vote – are not considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.
We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How many votes do you need to hold the Annual Meeting?
Shares of our common stock and limited voting preferred stock are counted as present at the Annual Meeting if the stockholder either is present and votes in person at the Annual Meeting or properly has submitted a proxy.

As of the record date, 418,648,519 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. In addition, 6,867,357 shares of limited voting preferred stock were outstanding and are entitled to vote only on the proposal relating to the election of directors. Holders of a majority of the outstanding shares entitled to vote as of the record date, as to each proposal, must be represented at the Annual Meeting either in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
If I share my residence with another stockholder, how many copies of the Notice of Internet Availability of Proxy Materials or of the printed proxy materials will I receive?
In accordance with SEC rules, we are sending only a single Notice of Internet Availability of Proxy Materials or set of the printed proxy materials to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as "householding," reduces the volume of duplicate information received at your household and helps us reduce costs.
Each stockholder subject to householding that requests printed proxy materials will receive a separate proxy card or voting instruction card. We will deliver promptly, upon written requests, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to our Transfer Agent at the following address: American Stock Transfer, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York, 11219, or you may call (800) 937-5449 or email info@ASTfinancial.com. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.
What if I consent to have one set of materials mailed now but change my mind later?
You may withdraw your householding consent at any time by contacting our Transfer Agent at the address, telephone number and email address provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.
The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?
When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Transfer Agent at the address, telephone number and email address provided above.
Important Notice Regarding the Availability of Proxy Materials
for the 2017 Annual Meeting of Stockholders to be Held on April 25, 2017:
The proxy statement and annual report on Form 10-K for the year ended December 31, 2016 are available on the Investor Relations page of our website at www.cousinsproperties.com.

PROPOSAL 1 — ELECTION OF DIRECTORS
The Board has nominated the eight individuals named below for election at the Annual Meeting. Our Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. Each Director nominee has consented to serve as a Director if so elected at the Annual Meeting.
Each of the Director nominees are currently members of the Board. Five of the Director nominees were elected by the stockholders at the Annual Meeting in 2016; the remaining three of the Director nominees were previously directors of Parkway Properties, Inc. ("Parkway") and became members of the Board upon the closing of the merger of the Company with Parkway on October 6, 2016 (the "Merger"). On October 7, 2016, we completed a spin-off of the combined businesses relating to the ownership of real properties in Houston from the remainder of the combined business by distributing pro rata to its shareholders all of the outstanding shares of common stock to Parkway, which we refer to as the spin-off (the “Spin-Off”). The Merger and the Spin-Off are referred to collectively as the “Parkway Transactions.”
Biographical information about our nominees for Director, including business experience for at least the past five years, age, year he or she began serving as our Director and other public companies for which he or she has served on the Board for at least the past five years is provided below. In addition, the experience, qualifications, attributes and skills considered by our Nominating Committee and the Board in determining to nominate the Director are provided below.

Our Board of Directors recommends that you vote “FOR”
each of the nominees for Director.

Nominee	Age	Director Since	Information About Nominee
Charles T. Cannada	58	2016
Mr. Cannada is a private investor and advisor with extensive background in the telecommunications industry. From 1989 to 2000, Mr. Cannada held various executive management positions at MCI (previously WorldCom and earlier LDS Communications), including Chief Financial Officer from 1989 to 1994 and Senior Vice President in charge of Corporate Development and International Ventures and Alliances from 1995 to 2000. In these roles, Mr. Cannada was involved in numerous merger and acquisition transactions and financing transactions. Prior to joining MCI, Mr. Cannada was in public accounting from 1980 to 1989. Mr. Cannada currently serves on the board of directors for several non-public companies, including Chairman of the Board of Nanoventions, Inc. (a microstructure technology company) and Director for First Commercial Bank Inc. (chairman of the audit committee and a member of the investment/asset liability management committee) and Stadium Wrap America LLC (a startup athletic banner company). Mr. Cannada serves on the Board of Trustees and executive committee of Belhaven University. He is also a member of the investment committee of the University of Mississippi's Foundation Board and serves on the School of Accountancy's Board of Advisors. From 2010 until the merger of the Company with Parkway, Mr. Cannada served as a member of the board of directors of Parkway. From December 1, 2011 to December 19, 2013, Mr. Cannada served as the chairman of the Parkway board of directors.

Mr. Cannada's extensive experience in the areas of accounting, finance, mergers and acquisitions, capital markets and governance of public companies has equipped him with distinct skills that are beneficial to the Company. As a successful entrepreneur and a board member in several non-public entities, he also brings a non-real estate perspective to the management and strategic planning areas of the Company.

Nominee	Age	Director Since	Information About Nominee
Edward M. Casal	59	2016
Mr. Casal is Chief Executive of Aviva investors' Global Real Estate Group ("Aviva"), which manages over $30 billion in assets on behalf of a variety of global clients. Investments include listed and unlisted real estate interests across the risk spectrum. Mr. Casal has been with Aviva since 2008. Mr. Casal was previously Chief Investment Officer of the Real Estate Multi-Manager group, which has over $8 billion in assets under management with investments in all major regions of the world, and he also serves as chair of the Global Investment Committee. Mr. Casal is also Portfolio Manager for the firm's real estate capitalization and secondary fund. Mr. Casal was a co-founder of Madison Harbor Capital, a real estate fund-of-funds business, and served as its Chief Executive Officer from January 2004 through April 2008. He continues to serve as Chairman and Chief Executive Officer of Madison Harbor Balanced Strategies, Inc., a registered investment company. Prior to 2004, Mr. Casal spent 18 years as UBS Investment Bank and one of its predecessors companies, Dillon Read and Co. Inc., having served as manager of the real estate business and director of its North American real estate advisory business. Mr. Casal also worked for two years with Goldman Sachs and Co. in the areas of equity research, municipal finance and real estate. From 2011 until the merger of the Company with Parkway, Mr. Casal served as a member of the board of directors of Parkway.

With over 30 years of experience in real estate investment and capital markets, Mr. Casal brings experience in many areas that are beneficial to the Company as it continues its pursuit of real estate investments. Mr. Casal provides valuable insight for the Board of Directors due to his experience in leading a global real estate investment team and his current involvement in the real estate capital markets.

Robert M. Chapman	63	2015
Since 2013, Chief Executive Officer of CenterPoint Properties Trust, a company focused on the development, acquisition and management of industrial property and transportation infrastructure. From August 1997 to November 2009, served in various positions with Duke Realty Corporation, including Chief Operating Officer from August 2007 to November 2009. From 1992 to 1997, served as Senior Vice President of RREEF Management Company. Adviser to First Century Energy Holdings, Inc., since 2012, Director of Rock-Tenn Company from 2007 to 2015.

In deciding to nominate Mr. Chapman, the Nominating Committee and the Board considered his broad managerial experience in real estate acquisitions and development, along with his track record of sound judgment and achievement, as demonstrated by his leadership positions as chief executive officer of a real estate company. In addition, his service as a director of another public company provides him perspective and broad experience on governance issues facing public companies.

Lawrence L. Gellerstedt III	60	2009
President and Chief Executive Officer of the Company since July 2009. From February 2009 to July 2009, President and Chief Operating Officer; from May 2008 to February 2009, Executive Vice President and Chief Development Officer of the Company; and from July 2005 to May 2008, Senior Vice President and President of the Office/Multi-Family Division of the Company. Prior to joining the Company, from June 2003 to June 2005, Mr. Gellerstedt was Chairman and Chief Executive Officer of The Gellerstedt Group, a private real estate development company, and from January 2001 to June 2003, President and Chief Operating Officer of The Integral Group, a private real estate development company. Director of the Advisory Board of SunTrust Bank of Georgia and Director of Georgia Power. Director of Alltel Corporation from 1994 to 2007 and Director of WestRock Company from 2000 to 2017.

Nominee	Age	Director Since	Information About Nominee

In deciding to nominate Mr. Gellerstedt, the Nominating Committee and the Board considered his position as our Chief Executive Officer and his track record of achievement and leadership as demonstrated during a more than 30-year career in the real estate and construction industries. In addition, his service as a director of other public companies provides him perspective and broad experience on governance issues facing public companies.

Lillian C. Giornelli	56	1999
For at least five years, Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc. and President of CF Foundation. Director of CF Foundation, President and Trustee of Nonami Foundation and Vice Chairman of East Lake Foundation, Inc. In addition, Ms. Giornelli serves as a Trustee of the J.M. Tull Foundation.

In deciding to nominate Ms. Giornelli, the Nominating Committee and the Board considered her significant knowledge about the real estate industry and our Company, along with her track record of sound judgment and achievement, as demonstrated by her leadership positions in a number of significant charitable foundations, as well as the skills that qualify her to serve on our Audit Committee.

S. Taylor Glover	65	2005
Chairman of the Board of the Company since July 2009. President and Chief Executive Officer of Turner Enterprises, Inc., a privately held investment and management company, since March 2002. Prior to March 2002, for at least five years, Senior Vice President of the Private Client Group of Merrill Lynch. Since 2012, Vice Chairman and Director of Cox Enterprises, Inc., a privately held media company; from 2007 to 2012, Director of Cox Enterprises, Inc. Prior to November 2012, for at least five years, a Director of CF Foundation.

In deciding to nominate Mr. Glover, the Nominating Committee and the Board considered his broad managerial experience and track record of sound judgment and achievement, as evidenced by his leadership positions as chief executive officer of an investment company and senior vice president of a financial services company, as well as the skills that qualify him to serve as our Chairman of the Board.

Donna W. Hyland	56	2014
President and Chief Executive Officer of Children’s Healthcare of Atlanta since June 2008; Chief Operating Officer of Children’s Healthcare of Atlanta from January 2003 to May 2008; Chief Financial Officer of Children’s Healthcare of Atlanta from February 1998 to December 2002. Director of Genuine Parts Company and a member of its Audit Committee. Director of the Advisory Boards of SunTrust Bank of Georgia and Stone Mountain Industrial Park, Inc., a privately held real estate company.

In deciding to nominate Ms. Hyland, the Nominating Committee and Board considered her track record of sound judgment and achievement, as demonstrated by her leadership positions as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of a large, integrated health services organization and her leadership positions in a number of significant charitable organizations, as well as having the skills and experience that qualify her as an audit committee financial expert.

Nominee	Age	Director Since	Information About Nominee
Brenda J. Mixson	64	2016
Ms. Mixson is a Managing Director of C-III Capital Partners LLC ("C-III"), a commercial real estate investment management company that was formed and is controlled by Island Capital Group LLC ("Island Capital"). Prior to that, Ms. Mixson served as Managing Director of Island Capital from 2003 until the formation of C-III in 2011. Ms. Mixson is also the owner and operator of M.T. Bottles LLC, a grape growing and wine production and sales company. Ms. Mixson has been involved in banking, financial institutions and commercial real estate investment and management for over 25 years. She has previously served as Chief Financial Officer of First Union Real Estate Equity and Mortgage Investments, a publicly traded REIT now known as Winthrop Realty Trust (NYSE: FUR), Chief Operating Officer of Prime Capital Holding, LLC, a real estate finance company, and a member of the board of directors of Avalon Bay Communities, Inc., a publicly traded multifamily REIT (NYSE: AVB), with service on audit , compensation and investment committees. From 2009 until the merger of the Company with Parkway, Ms. Mixson served as a member of the board of directors of Parkway.

Ms. Mixson's experience in finance, investment management and capital markets transactions, as well as her previous service as a chief financial officer, chief operating officer and a member of key committees of public companies, allows her to provide valuable insight to the Company and the Board of Directors in these areas.

There are no family relationships among our Directors or executive officers.
Meetings of the Board of Directors and Director Attendance at Annual Meetings
Our Board held seven meetings during 2016. Each current Director attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.
We typically schedule a Board meeting in conjunction with our Annual Meeting and expect that our Directors will attend both, absent a valid reason. Each current Director who was nominated for election at last year's Annual Meeting attended that Annual Meeting.
Director Independence
In order to evaluate the independence of each Director, our Board has adopted a set of Director Independence Standards as part of our Corporate Governance Guidelines. The Director Independence Standards can be found on the Investor Relations page of our website at www.cousinsproperties.com.
The Board has reviewed Director independence under NYSE Rule 303A.02(a) and our Director Independence Standards. In performing this review, the Board considered all transactions and relationships between each Director and our Company, subsidiaries, affiliates, senior executives and independent registered public accounting firm, including those reported under the section “Certain Transactions.” As a result of this review, the Board affirmatively determined that seven of the eight nominees for Director are independent. The independent Directors are Mmes. Giornelli, Hyland and Mixson and Messrs. Cannada, Casal, Chapman and Glover. Mr. Gellerstedt is not an independent Director because of his employment as our Chief Executive Officer.
Our Audit Committee and our Compensation, Succession, Nominating and Governance Committee (the "Governance Committee") are comprised solely of independent Directors. Three of the four members of our Investment Committee are independent, with Mr. Gellerstedt the sole member of such committee who is not independent. We believe that the number of independent, experienced Directors that comprise our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.

Executive Sessions of Independent Directors
Our independent Directors meet without management present at least two times each year. Mr. Glover, as our non-executive Chairman, is responsible for presiding at meetings of the independent Directors.
Any stockholder or interested party who wishes to communicate directly with the Chairman or the independent Directors as a group may do so by writing to: Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, GA 30303-1740, Attention: Chairman.
Committees of the Board of Directors
Our Board has four standing committees - the Audit Committee; the Compensation, Succession and Nominating Committee; the Investment Committee; and the Executive Committee. The following table shows the current members of each committee.

Director	Audit	Compensation, Succession, Nominating and Governance	Investment	Executive
Charles T. Cannada	✓FE	✓
Edward M. Casal	✓FE		✓
Robert M. Chapman		©	✓	✓
Lawrence L. Gellerstedt III			©	✓
Lillian C. Giornelli	✓	✓
S. Taylor Glover			✓	COB
Donna W. Hyland	© FE	✓		✓
Brenda J. Mixson	✓FE		✓
✓ = current committee member                 © = committee chair
FE = Financial Expert                     COB = non-executive chairman of the board
Audit Committee.  The Audit Committee held five meetings during 2016. All of the members of the Audit Committee are independent within the meaning of the regulations promulgated by the Securities and Exchange Commission (“SEC”), the listing standards of the NYSE and our Director Independence Standards. All of the members of the Audit Committee are financially literate within the meaning of the SEC regulations, the listing standards of the NYSE and the Company’s Audit Committee Charter. The Board has determined that each of Mmes. Hyland and Mixson and Messrs. Cannada and Casal is an audit committee financial expert within the meaning of the SEC regulations and that each has accounting and related financial management expertise within the meaning of the NYSE listing standards.
The primary responsibilities of our Audit Committee include:

•	providing oversight of the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes and the Company's system of internal controls;

•	deciding whether to appoint, retain or terminate our independent registered public accounting firm;

•	reviewing the independence of the independent registered public accounting firm;

•	reviewing the audit plan and results of the audit engagement with the independent registered public accounting firm;

•	reviewing the scope and results of our internal auditing procedures, risk assessment and the adequacy of our financial reporting controls;

•	considering the reasonableness of and, as appropriate, approving the independent registered public accounting firm’s audit and non-audit fees; and

•	reviewing, approving or ratifying related party transactions.
Compensation, Succession, Nominating and Governance Committee.  The Compensation, Succession, Nominating and Governance Committee held six meetings during 2016. All of the members of the Compensation, Succession, Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE, including the additional independence requirements applicable to compensation committee members, and our Director Independence Standards.
The primary responsibilities of our Compensation, Succession, Nominating and Governance Committee include:

•	overseeing the administration of the Company’s compensation programs, including setting and administering our executive compensation;

•	overseeing the administration of our incentive compensation plans and equity-based plans;

•
reviewing and approving those corporate goals and objectives that are relevant to the compensation of the CEO and the other NEOs, and evaluating the performance of the CEO and the other NEOs in light of those goals and objectives;

•
reviewing our incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk-taking, and to periodically consider the relationship between risk management and incentive compensation;

•	overseeing our management succession planning;

•	making recommendations regarding composition and size of the Board;

•
reviewing qualifications of Director candidates and the effectiveness of incumbent Directors and recommending individuals to the Board for nomination, election or appointment as members of the Board and its committees;

•	reviewing and recommending to the Board corporate governance principles and policies that should apply to the Company; and

•	making recommendations regarding non-employee Director compensation.
The Compensation, Succession, Nominating and Governance Committee retained FPL Associates ("FPL"), an independent human resources consulting firm, in 2015 and 2016 to provide advice regarding executive compensation, including for our NEOs listed in the compensation tables in this proxy statement. FPL advised the Compensation, Succession, Nominating and Governance Committee with respect to compensation trends, best practices and plan design. FPL provided the Compensation, Succession, Nominating and Governance Committee with relevant market data, advice regarding the interpretation of such data and alternatives to consider when making decisions regarding executive compensation, including for our NEOs.
In 2016, the Compensation, Succession, Nominating and Governance Committee considered the independence of FPL in light of NYSE listing standards. The Committee requested and received a letter from FPL addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that FPL is independent and that the work of the consultant did not raise any conflict of interest.

Investment Committee.  The Investment Committee held three meetings during 2016. With the exception of Mr. Gellerstedt, all of the members of Investment Committee are independent under our Director Independence Standards.
The primary responsibilities of our Investment Committee include:

•	evaluating the Company’s overall investment strategy and underwriting criteria;

•	evaluating and recommending to the Board for approval significant investments, developments, acquisitions and dispositions;

•	reviewing with management the status of our potential future investments, developments, acquisitions and dispositions; and

•	as requested by management, reviewing and providing input on other corporate transactions, including financings, joint ventures and equity or securities offerings.
Executive Committee.  The Executive Committee may exercise all powers of the Board in the management of our business and affairs, except for those powers expressly reserved to the Board. The Executive Committee did not take any action during 2016.
Corporate Governance
Our Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Investor Relations page of our website at www.cousinsproperties.com. The charters of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee are also available on the Investor Relations page of our website.
Our Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”), which applies to all officers, Directors and employees. This Ethics Code reflects our long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Ethics Code is available on the Investor Relations page of our website at www.cousinsproperties.com. Copies of our Corporate Governance Guidelines, committee charters and Ethics Code are also available upon written request to Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740, Attention: Corporate Secretary.
Any stockholder or interested party who wishes to communicate directly with our Board, or with an individual member of our Board, may do so by writing to Cousins Properties Incorporated Board of Directors, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service) and will make the communications available to the Directors upon request.
Please note that, after June 15, 2017, all written requests should be directed to Cousins Properties Incorporated, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30328-4802.
Board Leadership Structure
We operate under a board leadership structure where one of our independent Directors, Mr. Glover, serves as the independent Chairman of the Board. We believe this current board leadership structure is appropriate for our Company and our stockholders.
The Chief Executive Officer is responsible for the day-to-day leadership and management of the Company, and the Chairman’s responsibility is to provide oversight, direction and leadership of the Board. As regulatory requirements cause directors to have significant oversight responsibilities, we believe it is beneficial to have an independent Chairman who is not a member of management leading the Board. By having another Director serve as Chairman, Mr. Gellerstedt is able to focus his energy on his duties as our Chief Executive Officer.
Pursuant to our Corporate Governance Guidelines, the independent Chairman is responsible for:

•	providing leadership to the Board and facilitating communication among the Directors;

•	facilitating the flow of information between our management and Directors on a regular basis;

•	setting Board meeting agendas in consultation with the Chief Executive Officer;

•	serving as an ex-officio member of each Board committee;

•	presiding at Board meetings, Board executive sessions and stockholder meetings; and

•
providing input to the Compensation, Succession, Nominating and Governance Committee in connection with the Chief Executive Officer evaluation process, the Board’s annual self-evaluation, management succession planning and committee composition and leadership.

By clearly delineating the role of the Chairman position in our Corporate Governance Guidelines, we attempt to minimize any duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides strong leadership for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our business partners, employees, stockholders and other interested parties.
Board’s Role in Risk Oversight
Our Board is responsible for overseeing our risk management. The Board delegates some of its risk oversight role to the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee.

•
Under its charter, the Audit Committee is responsible for discussing our financial risk assessment with management, as well as the oversight of our corporate compliance programs and the internal audit function.

•
Under its charter, the Compensation, Succession, Nominating and Governance Committee is responsible for reviewing the Company’s incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk taking and to periodically consider the relationship between risk management and incentive compensation.

•
Pursuant to its charter, the Investment Committee evaluates and recommends to our Board proposed investments, developments, acquisitions and dispositions, along with reviewing our overall investment strategy and underwriting criteria. Following review and recommendation by the Investment Committee, the Board is required to approve significant investments, developments, acquisitions and dispositions, and the Board and the Investment Committee consider each such transaction in the context of our overall risk profile.

In addition, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairs of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee, as well as from outside advisers. The Board believes that the work undertaken by the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee, together with the work of the full Board and management, enables the Board to effectively oversee the Company’s risk management function.
Majority Voting for Directors and Director Resignation Policy
Our Bylaws and Corporate Governance Guidelines provide for majority voting in uncontested Director elections. Under the majority voting standard, Directors are elected by a majority of the votes cast, which means that the number of shares voted for a Director must exceed the number of shares voted against that Director. Under our Corporate Governance Guidelines, if a Director fails to receive a sufficient number of votes for re-election at an annual meeting, the Director must offer to tender his or her resignation to the Board. The Board will determine whether or not to accept such resignation.
Our Bylaws provide that the Compensation, Succession, Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Compensation, Succession, Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any Director who tenders his or her resignation in accordance with the Bylaw provision will not participate in the Compensation, Succession, Nominating and Governance Committee’s recommendation or Board action regarding whether to accept such resignation. However, if each member of the Compensation, Succession, Nominating and Governance Committee was not elected at the same election, then the independent directors who were elected will appoint a committee among themselves to consider such resignations and recommend to the Board whether to accept them. However, if the only Directors who were elected in the same election constitute three or fewer directors, all Directors may participate in the action regarding whether to accept such resignations.
Selection of Nominees for Director
Our Directors take a critical role in guiding our strategic direction and overseeing our management. Our Board has delegated to the Compensation, Succession, Nominating and Governance Committee (referred to in this discussion as the “Nominating Committee”) the responsibility for reviewing and recommending nominees for membership on the Board. Candidates are considered based upon various criteria and must have integrity, accountability, judgment and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making. While we have not adopted a policy regarding diversity of our Board, the Nominating Committee considers the diversity of experience, qualifications, attributes and skills that a potential nominee would bring to the Board in identifying nominees for Director.
The Nominating Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more candidates to fill any vacancies that may occur on the Board. The Nominating Committee uses a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent Directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole, one or more members of the Nominating Committee, or one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board in order to fill a vacancy.
The Nominating Committee will consider Director nominees proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective nominee for consideration by the committee may do so by submitting the candidate’s name and qualifications in writing to Cousins Properties Incorporated Compensation, Succession, Nominating and Governance Committee, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740. After June 15, 2017, such submissions should be delivered to Cousins Properties Incorporated Compensation, Succession, Nominating and Governance Committee, c/o Corporate Secretary, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802.
Management Succession Planning
The Governance Committee is responsible for the oversight of the Company's succession planning, including overseeing a process to evaluate the qualities and characteristics of an effective chief executive officer and conducting advance planning for contingencies, such as the departure, death or disability of the Chief Executive Officer or other senior members of management. The Chief Executive Officer periodically reviews the management development and succession planning with the Governance Committee. The succession plan is also reviewed with the full Board from time to time. Potential leaders are given exposure and visibility to the Board members through formal presentations and informal events.
Board Refreshment and Board Succession Planning
Succession planning is not limited to management. We also consider the long-term make-up of our Board and how the members of our Board change over time. We aim to strike a balance between the knowledge that comes from longer-term service on the Board with the new ideas and energy that can come from adding members to the Board. We also consider the long-term needs of our Board and the expertise that is needed for our Board as our business strategy evolves and the marketplace in which we do business evolves.

We added a new independent director in each of 2014 and 2015. One long-serving member of our Board retired at each of the 2014 and 2015 annual meetings. In 2016, in connection with the Parkway Transactions, three of our long-serving directors retired from the Board and four new independent directors were added to the Board, each as of October 6, 2016. One of these directors, Kelvin L. Davis, served as a representative of TPG VI Pantera Holdings, L.P., a Delaware limited partnership ("TPG Pantera"), pursuant to the terms of that certain Stockholders Agreement dated April 28, 2016, among TPG Pantera, the Company and TPG VI Management, LLC, a Delaware limited liability company ("TPG Management"; together with TPG Pantera, "TPG"). On February 21, 2017, TPG and TPG Management sold 100% of their beneficially owned shares of the outstanding Common Stock of the Company. Under the terms of the Stockholders Agreement, once TPG's beneficial ownership of the Company's Common Stock dropped below 5%, Mr. Davis' term as a director expired not later than the end of the current term, which was scheduled to conclude at the Company's 2017 Annual Meeting on April 25, 2017. Mr. Davis' resignation was not the result of any disagreement with the Company.
We believe the average tenure for our directors reflects the balance that the Board seeks between the different perspectives brought by long-serving directors and new directors. The following summarizes the tenure of our 2017 director nominees:
Board and Committee Evaluation Process
The Board has established a robust self-evaluation process. Our Corporate Governance Guidelines require the Board annually to evaluate its own performance. In addition, each of the charters of the Audit Committee, the Governance Committee and Investment Committee require an annual performance evaluation. The Governance Committee oversees the annual self-assessment process on behalf of the Board.
Each year, all Board members and all members of the Audit, Governance and Investment Committees complete a detailed questionnaire. The questionnaire provides for qualitative ratings in key areas and also seeks subjective comments. The general counsel collects and analyzes the data and prepares a verbal report summarizing the responses. The report is provided to the Chair of the Governance Committee, the Non-Executive Chairman of the Board and the full Board.
Hedging, Pledging and Insider Trading Policy
Our insider trading policy prohibits our employees, officers and directors from hedging their ownership of our stock, including a prohibition on short sales, buying or selling of puts and calls and purchasing our stock on margin. Our insider trading policy also prohibits our employees, officers and directors from purchasing or selling our securities while in possession of material non-public information. None of our executive officers or Directors holds any of our stock subject to pledge.

Sustainability & Corporate Responsibility
We have been an advocate and practitioner of energy conservation measures and sustainability initiatives for many years, and we operate our business in a manner that seeks to advance energy efficiency and sustainability practices in every area of our Company. At Cousins, we pride ourselves on investing in trophy office buildings located in high-growth Sun Belt markets and managing these properties in a first-class manner while achieving outstanding efficiency. In evaluating new acquisition opportunities, we focus carefully on the existing performance of the building in consumption of energy and water resources and the mitigation of resource consumption through recycling and other efforts. We also evaluate the opportunities for improvement in these areas on a near and long term basis. In addition, we carefully evaluate the proximity to transit options, with a strong preference for nearby bus and rail transit. When planning development projects, we take all of the foregoing into account and we strive to design highly-sustainable buildings, generally taking advantage of the LEED certification process and designation. For us, sustainability means developing and maintaining durable buildings that are operated in an environmentally and socially responsible manner, thereby encouraging office users to select us for their corporate operations while enhancing the communities in which our buildings are located. Over the long term, we believe properties that reflect these priorities will remain attractive to office users and investors, and as a result, we anticipate that this philosophy will continue to generate high-quality returns for our shareholders.
In addition, we believe that we should be involved community citizens, paying our "civic rent" through philanthropic commitments from the Company and our employees to local causes, including significant participation in annual fundraising for United Way, and through active involvement by our employees in community building activities such as Habitat for Humanity or volunteer work at local shelters. This occurs not just at the corporate office, but also at the individual property level, so that we can be active in each community where the Company has made a significant investment. Together with our extensive wellness program and our commitment to a fair and respectful workplace, we believe this commitment to service and integrity offers our employees many opportunities for meaningful engagement and collaboration.
In 2015, we published a report reflecting our sustainability practices, which is available on the Sustainability page of our website at www.cousinsproperties.com. In 2016, we participated in the Global Real Estate Sustainability Benchmark (GRESB) Annual Survey, which measures the environmental performance of property portfolios around the world and is endorsed by many large institutional investors. In this 2016 GRESB Survey, we received a rating of "Green Star," the highest rating within the Survey, with a total score above the GRESB participant average. In addition, we scored third among our peer group in the GREB Public Disclosure assessment, which GRESB has indicated is intended to represent an overall measure of disclosure by listed real estate companies on matters related to the environment, social and governance practices, based on a selection of indicators aligned with the GRESB Annual Sustainability Benchmark assessment. Our 2016 score on the Public Disclosure Implementation and Measurement component is an "A", with an overall score of a "B," which compares favorably to the GRESB Average of a "D." Although we do not tailor our goals or objectives to satisfy survey objectives, we have found that participation in the GRESB assessment offers a valuable opportunity for benchmarking our sustainability practices and performance against many of our office peers and identifying opportunities for improvement.
In the development and operation of our office buildings, we look to relevant industry standards for guidelines on energy performance and other measures. In particular, we are influenced by EnergyStar, LEED and BOMA 360. As part of our pragmatic approach to sustainability, we carefully consider the guidelines and ratings when designing our new developments and improvements to existing office buildings, and we seek to include the guidelines or ratings where we believe adoption of the guidelines or receipt of ratings will have a positive effect on our operational excellence and resource consumption. We have not set arbitrary goals for certifications and awards outside of the practical implications within our portfolio. As of December 31, 2016, our portfolio reflected these guidelines and ratings as follows:

	Number of Buildings	% of Office Portfolio
EnergyStar (1)	27	66%
LEED (2)	16	50%
BOMA 360 (3)	10	38%

____________

(1)
EnergyStar is the U.S. Environmental Protection Agency's program for helping organizations drive energy efficiency improvements in their office building, with certification requiring a third party audit and verification that a building achieves a score of at least 75 (out of 100), meaning that it outperforms at least 75 percent of similar office buildings in the United States, with differences in operating conditions and regional weather taken into account. The average rating among our buildings with an EnergyStar certification is 85.

(2)
Leadership in Energy & Environmental Design ("LEED") is the U.S. Green Building Council's program of rating new or existing buildings on their energy performance and other sustainability characteristics.

(3)
The Building Owners and Managers Association ("BOMA") provides a third-party verified certification that covers a comprehensive range of six major areas of office building performance: operations and management; safety and security; training and education; energy; environmental and sustainability; and tenant relations and community involvement.

Our sustainability efforts are managed by a sustainability team led by Mr. McColl, who is also responsible for our development and operations teams. This sustainability team includes Ms. Roper and representatives from the operations and asset management groups, along with outside sustainability consultants. The team establishes the policies addressing environmental and social issues, reviews recent performance metrics, sets goals for sustainability improvements for individual buildings and ensures that sustainability efforts are included as a core value in all design, development, investment and operation decisions. In addition, Mr. McColl and Ms. Roper regularly review and discuss with the broader management team and periodically review and discuss with our Board of Directors the status of our sustainability efforts, including planned strategic initiatives and recent accomplishments.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth, as of February 7, 2017 unless otherwise noted, information regarding the beneficial ownership of our common stock by:

•	our Directors;

•	our Named Executive Officers;

•	the Directors and executive officers as a group; and

•	beneficial owners of more than 5% of our outstanding common stock.

	Number of Shares of Common Stock Beneficially Owned (1)
	Restricted Stock (2)	Shares Held in Retirement Savings Plan	Options Exercisable within 60 Days (3)	Other Shares Beneficially Owned		Percent of Class (4)
Directors, Nominees for Director and Named Executive Officers
Gregg D. Adzema	69,868	—	29,608	93,759		*
Charles T. Cannada	—	—	—	71,788	(5)	*
Edward M. Casal	—	—	—	47,998		*
Robert W. Chapman	—	—	—	24,898		*
M. Colin Connolly	61,360	—	—	35,896		*
Lawrence L. Gellerstedt III	172,804	1,660	285,967	418,815	(6)	*
Lillian C. Giornelli	—	—	31,672	2,924,246	(7)	*
S. Taylor Glover	—	—	31,672	641,070	(8)	*
Donna W. Hyland	—	—	—	34,317		*
John S. McColl	28,048	14,338	104,247	99,759	(9)	*
Brenda J. Mixson	—	—	—	65,894		*
Pamela F. Roper	39,025	—	13,103	23,241	(10)	*
Total for all Directors and executive officers as a group (13 persons)	384,226	17,144	546,322	4,502,041	(11)	1.14%
5% Holders (12)
The Vanguard Group (13)	—	—	—	54,527,743		13.86%
BlackRock, Inc. (14)	—	—	—	42,250,092		10.70%
Fidelity (15)	—	—	—	37,539,059		9.54%
Cohen & Steers (16)	—	—	—	34,134,975		8.68%
Invesco Ltd. (17)	—	—	—	27,813,339		7.10%
____________

*	Less than 1% individually
(1)
Based on information furnished by the individuals named in the table. Includes shares for which the named person has sole voting or investment power or shared voting or investment power with his or her spouse. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)
Represents shares of restricted stock awarded to certain executive officers and Directors. The executive officers and Directors have the right to direct the voting of the shares of restricted stock reflected in the table.

(3)	Represents shares that may be acquired through stock options exercisable as of April 7, 2017.
(4)
Based on 393,648,519 shares of common stock issued and outstanding as of February 7, 2017, except for Schedule 13G/A filers (5% Holders), whose ownership percentages are based on shares outstanding as of December 31, 2016 (or in the case of TPG, as noted below, as of February 22, 2017). Assumes that all options owned by the named individual and exercisable within 60 days are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(5)	Excludes 815 shares owned by Mr. Cannada's wife, as to which Mrs. Cannada has sole voting power, and for which Mr. Cannada disclaims beneficial ownership.
(6)
Excludes 1,500 shares owned in trusts for the benefit of Mr. Gellerstedt’s children, of which his wife is the trustee and has sole voting and investment power, and 50 shares owned by Mr. Gellerstedt’s wife, as to which Mrs. Gellerstedt has sole voting power, and for which Mr. Gellerstedt disclaims beneficial ownership.

(7)
Includes 932 shares owned by Ms. Giornelli and her spouse, as to which Ms. Giornelli shares voting and investment power, and 60,736 shares held by Ms. Giornelli as custodian for her children. Includes 98,889 shares owned by LCG Capital Investments LLC, in the form of a charitable remainder trust, of which Ms. Giornelli is an income beneficiary. Also includes 86,496 shares owned by Nonami Foundation, Inc., of which Ms. Giornelli and her husband, as the sole trustees, share voting and investment power; 1,637,680 shares owned by CF Foundation, of which Ms. Giornelli is one of five board members who share voting and investment power; and 938,138 shares owned by The Cousins Foundation, of which Ms. Giornelli is one of four trustees who share voting and investment power.

(8)
Includes 5,565 shares owned by STG Partners, LP, as to which Mr. Glover and his wife, as general partners, share voting and investment power. Also includes 150,000 shares owned by the Shearon & Taylor Glover Foundation Inc., of which Mr. Glover and his wife, as the sole board trustees, share voting and investment power. Does not include 5,565 shares owned by Mr. Glover’s wife, as to which Mrs. Glover has sole voting power, and for which Mr. Glover disclaims beneficial ownership.

(9)	Includes 92,339 shares owned jointly by Mr. McColl and his spouse, as to which Mr. McColl shares voting and investment power.
(10)	Includes 14,258 shares owned jointly by Ms. Roper and her spouse, as to which Ms. Roper shares voting and investment power.
(11)
Includes 2,925,408 shares as to which Directors and executive officers share voting and investment power with others. Does not include 7,930 shares owned by spouses and other affiliates of Directors and executive officers, as to which they disclaim beneficial ownership.

(12)
On February 21, 2017, TPG VI Pantera Holdings, L.P., a Delaware limited partnership ("TPG Pantera") and TPG Management sold 100% of their beneficially owned shares of the outstanding Common Stock of the Company, representing a total of 38,571,336 shares of Common Stock.

(13)
According to a Schedule 13G filed with the SEC on February 10, 2017, The Vanguard Group (“Vanguard”), an investment adviser, has sole voting power with respect to 843,273 shares of our common stock, shared voting power with respect to 410,171 shares of our common stock, sole dispositive power with respect to 53,730,006 shares of our common stock and shared dispositive power with respect to 797,737 shares of our common stock. According to the Schedule 13G, Vanguard beneficially owned 13.86% of our common stock as of December 31, 2016. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. In addition, inclusive within such shares, and according to a Schedule 13G filed with the SEC on February 13, 2017, an affiliate of Vanguard, Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT”), an investment company, has sole voting power with respect to 26,801,284 shares of our common stock. According to the Schedule 13G/A, Vanguard REIT beneficially owned 6.81% of our common stock as of December 31, 2016. The business address of Vanguard REIT is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(14)
According to a Schedule 13G/A filed with the SEC on January 12, 2017, BlackRock, Inc. (“BlackRock”), a parent holding company or control person, has sole voting power with respect to 41,406,632 shares of our common stock and sole dispositive power with respect to 42,250,092 shares of our common stock. According to the Schedule 13G/A, BlackRock beneficially owned 10.7% of our common stock as of December 31, 2016. The business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(15)
According to a Schedule 13G filed with the SEC on February 14, 2017, FMR LLC (“Fidelity”), the parent company of Fidelity Management & Research Company, had sole voting power with respect to 13,374,295 shares of our common stock and sole dispositive power with respect to 37,539,059 shares of our common stock. According to a Schedule 13G, Fidelity beneficially owned 9.542% of our common stock as of December 31, 2016. The business address for Fidelity is 245 Summer Street, Boston, Massachusetts 02110.

(16)
According to a Schedule 13G filed with the SEC on February 14, 2017, Cohen & Steers Inc. ("Cohen & Steers"), had sole voting power with respect to 11,696,276 shares of our common stock and sole dispositive power with respect to 34,134,975 shares of our common stock. According to a Schedule 13G, Cohen & Steers beneficially owned 8.68% of our stock as of December 31, 2016. The business address of Cohen & Steers is 280 Park Avenue, 10th Floor, New York, NY 10017.

(17)
According to a Schedule 13G filed with the SEC on February 7, 2017, Invesco Ltd. (“Invesco”) an investment adviser, had sole voting power with respect to 13,449,965 shares of our common stock and sole dispositive power with respect to 27,813,339 shares of our common stock. According to the Schedule 13G, Invesco beneficially owned 7.1% of our common stock as of December 31, 2016. The business address for Invesco is 1555 Peachtree Street NE Atlanta, Georgia 30303.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
The Compensation, Succession, Nominating and Governance Committee of our Board of Directors (also referred to in this section as the “Compensation Committee”) is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis section describes our executive compensation programs for 2016. It also describes how and why the Compensation Committee made its decisions regarding 2016 compensation for our Named Executive Officers detailed in the tables that follow. Our NEOs for 2016 are:

•	Lawrence L. Gellerstedt III – President and Chief Executive Officer;

•	Gregg D. Adzema – Executive Vice President and Chief Financial Officer;

•	M. Colin Connolly – Executive Vice President and Chief Operating Officer;

•	John S. McColl – Executive Vice President; and

•	Pamela F. Roper – Executive Vice President, General Counsel and Corporate Secretary.
Executive Summary
Overview of 2016 Business Performance
We had a transformative 2016, with several compelling and strategic transactions, most notably the Parkway Transactions, which were announced and closed during 2016. Despite the significant scope of the Parkway Transactions, our focus on our core business remained constant, with our “Funds from Operations” (or “FFO”), after exclusion of special items, and our same property net operating income1 each increasing in 2016 compared to 2015. The Parkway Transactions also represented significant progress in executing our strategy of producing returns through the acquisition, development, ownership and management of Class A office assets and mixed-use developments in Sunbelt markets with particular focus on Georgia, Texas, North Carolina, Florida and Arizona. In implementing this strategy, we had goals for 2016 that included FFO, same property net operating income, aggregate leasing volume and net effective rent performance on that leasing activity. We were successful in meeting these goals.
Total Stockholder Return
Our stockholders realized a 24.6% total return for the three-year period ended December 31, 2016, in comparison to the SNL US REIT Office and the FTSE NAREIT equity indices, whose total return was 41.9% and 45.7%, respectively.

_____________________________________________________
[1] Non-GAAP financial measures used as a 2016 performance goal. For the definition of FFO and same property net operating income, please see pages 27 and 29 of our Annual Report on Form 10-K for the year ended December 31, 2016 available at www.sec.gov or on the Investor Relations page of our website at www.cousinsproperties.com. For the reconciliation of FFO after exclusion of special items with reported FFO, please see our press release for the quarter ended December 31, 2016 which was furnished as an exhibit to a Report on Form 8-K filed on February 8, 2017 and is available on the Investor Relations page of our website at www.cousinsproperties.com

2016 Activities
Our 2016 activities were highlighted by the Parkway Transactions, which, together with the activities listed below, we added, on a net basis, resulted in the addition of 16 properties and 1.6 million square feet of space to our pre-Parkway Transactions portfolio. We added properties in our existing markets of Atlanta, Charlotte and Austin and added properties in new markets including Phoenix, Tampa and Orlando. After the Parkway Transactions but before December 31, 2016, we executed a series of transactions associated with the new properties and new entities that we acquired in the Parkway Transactions. These transactions included the following:

•
Sold Two Liberty Place, a 941,000 square-foot office building in Philadelphia for gross proceeds of $219 million. Two Liberty Place was acquired in the Parkway Transactions and was owned in a joint venture in which the Company had a 19% interest.

•	Sold Lincoln Place, a 140,000 square-foot office building in Miami, for gross proceeds of $80 million.

•	Sold The Forum, a 220,000 square-foot office building in Atlanta, for gross proceeds of $70 million.

•
Purchased Teachers Retirement Systems of Texas' equity interest in Fund II for $279 million. Fund II was comprised of cash from the recent sale of Two Liberty Place in Philadelphia as well as the Hayden Ferry buildings in Phoenix and 3344 Peachtree in Atlanta. We now own 100% of these buildings. Simultaneously with this purchase, the mortgages secured by Hayden Ferry were repaid and the associated interest rate swaps were terminated.

•
Executed an agreement with American Airlines to terminate their full building lease in Phoenix and simultaneously executed an 11-year lease with ADP to backfill the entire building. As part of the agreement, on February 28, 2017, we purchased American Airlines' 25% ownership interest in the building for $19.6 million.

•	Repaid two mortgages totaling $55 million secured by Citrus Center in Orlando and Corporate Center IV in Tampa.

In addition, during 2016, we engaged in other activities that were not directly related to the Parkway Transactions. The following is a summary of these activities:
Investment Activity

•
Entered into a 50-50 joint venture named DC Charlotte Plaza LLLP between the Company and Dimensional Fund Advisors ("DFA") for the purpose of developing and constructing a 282,000 square foot building which will serve as DFA's regional headquarters building in Charlotte with a total estimated cost of $94 million. The joint venture entered into a 16-year, build-to-suit lease with DFA.

•
Commenced development of 8000 Avalon, a 224,000 square foot office building in Atlanta with a total estimated cost of $73 million. The project is owned by HICO Avalon LLC, a joint venture in which the Company has a 90% interest.

•
Signed a 16-year, build-to-suit lease with NCR Corporation for the second phase of its world headquarters in Atlanta. Phase II of this development is comprised of a 260,000 square foot office building with a total estimated cost of $119 million.

Disposition Activity

•	Sold 100 North Point Center East, a 129,000 square foot office building in Atlanta, Georgia, for a gross sales price of $22.0 million.

•	Sold One Ninety One Peachtree, a 1.2 million square foot office building in Atlanta, for a gross sales price of $267.5 million.
Financing Activity

•	Closed two, 10-year mortgages secured by Fifth Third Center and Colorado Tower that generated $270 million in proceeds at a weighted average interest rate of 3.41%.

•	Closed a five-year, $250 million senior unsecured term loan.
Portfolio Activity

•	Leased or renewed 2.4 million square feet of office space.

•	Increased second generation net rent per square foot by 20.0% on a straight-line basis and 10.3% on a cash basis.

•	Increased same property net operating income by 6.1% in accordance with accounting principles generally accepted in the United States ("GAAP") and 8.4% on a cash basis.
Summary of Key Compensation Decisions for 2016
The Compensation Committee made the following key decisions with respect to the 2016 compensation for our NEOs:

•	Base salaries were not modified for any NEOs other than Ms. Roper, for whom an increase was approved in line with market data and to reflect her contributions to the Company.

•
Performance goals for our annual cash incentive awards were achieved at 136.4% of target, with 136.4% paid, based on Company performance relating to FFO, increase in same property net operating income, gross office leasing volume and net effective rent performance on office leasing activity.

•
Long-term equity awards were granted to our NEOs using a mix of 60% performance-conditioned restricted stock units (“RSUs”) and 40% time-vested restricted stock. The performance-conditioned RSUs are earned only upon meeting performance goals relating to total stockholder return (relative to the SNL US REIT Office Index) and/or FFO over a three-year period for 2016 through 2018. The time-vested restricted stock vests equally over a three-year service requirement on the anniversary of the dates of the grant.

Compensation and Governance Practices
We believe that our compensation program encourages executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of pay to Company performance over a multi-year period. Below we highlight our compensation and governance practices that support these principles.
What We Do

✓
Mitigate Undue Risk:  We provide a balanced mix of cash and equity-based compensation, including annual and long-term incentives which have performance metrics that we believe mitigate against excessive risk-taking by our management.

✓
Significant Portion of Equity Awards are Performance-Based: In 2016, 60% of the equity awards granted to our executive officers are performance-based and require that we achieve performance goals relating to FFO or TSR over a three-year period for the awards to vest. In 2015, we increased the minimum threshold for payout under the equity awards to 30%, and this threshold was applied for the equity awards made in 2016.

✓
Incentive Cash Awards are Based on Achievement of Performance Goals, but Provide for Compensation Committee Discretion:  Over the last eight years (2009 to 2016), payouts under our cash incentive plan have ranged from 0% to 150%, reflecting the Company's performance under the relevant goals for each year. The Compensation Committee sets performance goals under our annual incentive cash award plan that it believes are reasonable in light of past performance and market conditions. Our plan permits the Compensation Committee to exercise discretion in making final cash incentive award determinations so as to take into account changing market conditions, allowing our executive officers to focus on the long-term health of our Company rather than an "all or nothing" approach to achieving short-term goals.

✓
Cap on Incentive Awards: In 2012, we adopted a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Compensation Committee for the year. In 2014, we adopted a policy establishing 200% as the maximum percentage for performance calculation of any individual component of the incentive cash award, with 150% of the target cash award remaining the overall maximum payout that can be earned by each of the executive officers under the annual incentive cash award plan for any year.

✓
Clawback Policy: We have adopted a recoupment or “clawback” policy pursuant to which we may seek to recover incentive-based compensation from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws.

✓
Double Trigger Change in Control Agreements: We have entered into change in control agreements with our executive officers to ensure that the executives are focused on the interests of our stockholders in the event of a potential strategic acquisition, merger or disposition. The agreements require a “double trigger,” both a change in control and a termination of employment, for the payout of benefits.

✓
No Future Tax Gross-Up Provisions in Change in Control Agreements: With the exception of Mr. Gellerstedt, who entered into his agreement in 2007, our change in control agreements with our executive officers do not include tax gross-up provisions. We have committed that we will not in the future enter into a new agreement, or materially amend any existing agreement, that includes a tax gross-up provision.

✓	Independent Compensation Consultant: The Compensation Committee determined that its compensation consultant is independent pursuant to applicable NYSE listing standards.
✓
Strong Share Ownership Guidelines: We have strong stock ownership guidelines for our executive officers and Directors, including a target ownership of four times annual base salary for our Chief Executive Officer.

✓	Holding Period on Restricted Stock Awards: We have adopted a policy requiring our executive officers to hold restricted stock for 24 months following vesting.
✓
Prohibition of Hedging and Pledging of Company Stock: Our insider trading policy prohibits our Directors and executive officers from engaging in any short sales with respect to our stock or buying or selling puts or calls with respect to our stock. We also prohibit our directors and executive officers from purchasing our stock on margin. None of our directors or executive officers holds any of our stock subject to pledge.

✓	Majority Voting for Director Elections: Our Bylaws provide for majority voting in uncontested Director elections.

What We Don’t Do

✗	No Employment Agreements: We do not have employment agreements with any of our executive officers. All of our executive officers are employed “at-will.”
✗
No Perquisites: We do not provide perquisites above the reporting threshold to our executive officers, other than reimbursement of relocation expenses. In 2016, we did not provide any perquisites to our executive officers above the reporting threshold.

✗
No Pension Plans, Deferred Compensation Plans or Supplemental Executive Retirement Plans: We do not provide any defined benefit pension plans, deferred compensation plans or supplemental executive retirement plans to our executive officers. Our executive officers are eligible to participate in our 401(k) plan on the same basis as all of our employees.

✗
No Dividend Equivalent Units on Unearned Performance Awards: No dividend equivalent units (“DEUs”) are paid on performance-conditioned RSUs during the performance period. DEUs are paid only if and to the extent that the performance-conditioned RSUs are earned.

Say on Pay Results
At our 2016 annual meeting, stockholders approved our say on pay vote with approximately 98.2% of votes cast.
We believe our compensation programs are effectively designed, are in alignment with the interests of our stockholders and are instrumental in achieving our business strategy. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.
Compensation Philosophy and Competitive Positioning
The success of our business strategy depends significantly on the performance of our executives, requiring a more diverse skill set than if we were a passive real estate investor, allowing us to underwrite and execute on acquisition, development, and other investment opportunities, in addition to disposition and joint venture activities. In assessing the compensation of our executives, including our NEOs, we consider strategies designed to attract and retain talented executives in a competitive and dynamic real estate marketplace. While keeping in mind our accountability to our stockholders, we aim to reward executives commensurate with Company and individual performance.
Our compensation philosophy has a foundation in two key principles:

•
To position our NEOs’ cash and equity-based compensation to be within a competitive range (e.g., +/-10% for base salary, +/-15% for total cash compensation and +/-20% for total direct compensation) of the average compensation paid by the 50th percentile of our peer group (described below under “Market Data”) for similarly situated positions; and

•	To provide a meaningful portion of total compensation via equity-based awards, including awards that are earned only if certain future Company performance measures are satisfied.
Providing compensation levels within a competitive range of the 50th percentile allows us to be competitive in finding and retaining the top talent we need to execute our business strategy. Based on an analysis prepared in November 2015 by the independent compensation consultant, the 2015 target total direct compensation for our NEOs (calculated as base salary plus actual annual incentive cash awards plus grant date target value of long-term incentive awards) for our NEOs in the aggregate was at the 22nd percentile when compared to the target total compensation in the aggregate for the NEOs in our peer group.
Compensation Review Process
Market Data and Peer Group
The Compensation Committee evaluates NEO compensation by reviewing available competitive data, representing organizations of varying sizes (measured by market capitalization) and varying operating strategies. For purposes of making decisions regarding 2016 compensation, the Compensation Committee engaged FPL Associates ("FPL") among other things: (1) to review the methodology of peer group creation and propose a new peer group of public REITs; (2) to benchmark our executive compensation against our peers and assist in developing compensation objectives; (3) to analyze trends in compensation in the marketplace generally and among our peers specifically; and (4) to recommend the components and amounts of compensation for our NEOs. FPL did not perform any other services for the Company in 2016.
With assistance from FPL, the Compensation Committee undertook a comprehensive review to develop an appropriate peer group of companies to review with the goal of evaluating the competitiveness of the Company's executive compensation program. The peer group was selected based on various criteria considered by the Compensation Committee, including industry (public REITs, and where appropriate, office-focused REITs), size (defined by equity market capitalization) and portfolio scale (defined by number of properties and/or total square footage). As a result of this peer group review and evaluation, while being mindful of best practices for selecting a peer set, the Compensation Committee selected the peer group shown below.
The peer group recommended by the compensation consultant and approved by the Compensation Committee consists of 16 public real estate companies that focus on a variety of asset classes, including (where practical) those having an office component and those that are similar in size to us in terms of equity market capitalization (market value of common and preferred stock and partnership units convertible into stock). This peer group was used because public real estate companies of the same size have similar characteristics to our company with respect to the demands and complexity of managing a similar portfolio, a significant development and acquisition pipeline and extensive capital market activities. The companies were selected so that our equity market capitalization approximates the median. As of the time the study was conducted (November 2015), this peer group had equity market capitalization ranging from approximately $1.8 billion to $4.48 billion. Our equity market capitalization, as of that time, of approximately $2.47 billion, ranked below the marked median (36th percentile). This Peer Group is comprised of the following companies:

●	American Assets Trust, Inc.	●	Hudson Pacific Properties, Inc.
●	Columbia Property Trust, Inc.	●	Kite Realty Group Trust
●	Corporate Office Properties Trust	●	Parkway Properties, Inc.*
●	DCT Industrial Trust, Inc.	●	Pebblebrook Hotel Trust
●	DuPont Fabros Technology, inc.	●	Post Properties, Inc.**
●	EastGroup Properties, Inc.	●	Tanger Factory Outlet Centers, Inc.
●	First Industrial Realty Trust, Inc.	●	Washington Real Estate Investment Trust
●	Highwoods Properties, Inc.	●	Weingarten Realty Investors
*Parkway Properties, Inc. merged with the Company, effective October 6, 2016.
**Post Properties, Inc. was acquired by Mid-America Apartment Communities, Inc., effective December 1, 2016.
Role of Management and Compensation Consultants
The Compensation Committee evaluates Company and individual performance when making compensation decisions with respect to our NEOs. In making decisions regarding NEO compensation, the Compensation Committee considers recommendations from our CEO with respect to the performance and contributions of each of the other NEOs but retains the right to act in its sole and absolute discretion.
Representatives of the Compensation Committee’s independent compensation consultant will from time to time attend Compensation Committee meetings and provide guidance regarding interpreting the competitive compensation data and trends in the marketplace. For a discussion about the independent compensation consultant and the Committee’s independence assessment, see “Committees of the Board of Directors – Compensation, Succession, Nominating and Governance Committee” on page 17.

Components of Compensation
The total compensation opportunity for our NEOs in 2016 incorporated three primary components: base salary, annual incentive cash award and a long-term incentive (or “LTI”) equity award. We have continued to enhance our compensation practices to further strengthen the alignment between pay and performance. As discussed in detail below, the performance-conditioned components of our long-term incentive compensation program have increased over the last few years, with particular emphasis on the portion of the equity awards including a TSR performance goal. To maximize alignment with stockholder interests, we tie a significant portion of our executives’ compensation (other than base salary) to our actual performance by delivering it in the form of long-term, equity-based compensation.
For our CEO, the mix of total direct compensation opportunity for 2016 is illustrated by the following chart:

Base Salary
The Compensation Committee makes base salary decisions based on the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee reviewed base salaries of our NEOs for 2016 at its meeting on December 7, 2015. The base salaries for our NEOs was not increased for 2016, with the exception of Ms. Roper. The Compensation Committee increased the base salary for Ms. Roper from $315,000 in 2015 to $325,000 in 2016, to be more competitive with the market data and to reflect her contributions to the Company.

Annual Incentive Cash Award
Our NEOs have an opportunity to earn an annual incentive cash award designed to reward annual corporate performance. Each year the Compensation Committee establishes a target annual incentive cash award opportunity for each of our NEOs following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The targeted annual incentive cash award opportunity and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year.
In determining the actual annual incentive cash award paid to an executive officer, the Compensation Committee initially considers performance against the pre-established performance goals. The Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, then considers all facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions of the executives, in making final award determinations.

During the period from 2009 to 2016, the Compensation Committee granted annual cash incentive awards as follows:
Annual incentive cash award payout capped at 150%;
performance above reflects actual performance before application of cap.
2016 Target Opportunity
The Compensation Committee established target annual incentive cash awards for our NEOs for 2016 at its meeting on December 7, 2015. As compared to 2014, no adjustment was made to the targeted percentage of base salary for the NEOs, with the exception of Ms. Roper, for whom the Compensation Committee increased the targeted percentage of base salary from 75% in 2015 to 95% in 2016, to be more competitive with the market data and to reflect her contributions to the Company.
2016 Performance Goals
The Compensation Committee, at its February 8, 2016 meeting, approved performance goals for the 2016 annual incentive cash award following a review of our annual business plan and budget for the year. In approving the performance goals for the 2016 annual incentive cash award, the Compensation Committee reaffirmed the components which were utilized in the 2015 performance period and their relative weighting. The Compensation Committee, at its September 21, 2016 meeting, considered the previously approved 2016 performance goals and determined that it was not practically possible to formulate new goals to reflect the impact of the Parkway Transactions upon 2016 performance. Accordingly, the Compensation Committee approved certain equitable adjustments to the 2016 performance goals, as described below. The adjusted annual incentive cash award performance goals for 2016 were as follows:

1.
Funds from Operations. The Compensation Committee believes that FFO is an appropriate measure of corporate performance when it is properly adjusted for activities related to our investment and capital recycling strategies. In connection with the Parkway Transactions, the Compensation Committee adjusted the FFO goal to reflect only the first three quarters of 2016. The adjusted FFO goal for 2016 was $0.653 per share, weighted at 40% of the overall goals.

2.
Same Property Net Operating Income. We believe that changes in same property net operating income are an appropriate measure of corporate performance. In connection with the Parkway Transactions, the Compensation Committee adjusted the NOI goal to exclude the Houston assets (which were spun-off to New Parkway) and 191 Peachtree (which was sold in October 2016) from the budget assumptions for the fourth quarter of 2016. For 2016, the Compensation Committee established an adjusted goal for us to increase the net operating income generated from our same property portfolio by 1.74%, weighted at 30% of the overall goals.

3.
Leasing Activity Volume. We believe that aggregate volume of leasing activity is an appropriate measure of corporate performance. In connection with the Parkway Transactions, the Compensation Committee adjusted the goal related to leasing activity volume to reflect 75% of the original full-year goal for the Houston assets and for 191 Peachtree. For 2016, the Compensation Committee established an adjusted goal for us to lease approximately 1.18 million square feet of office space, weighted at 15% of the overall goals. This calculation excludes all leases less than one year, amenity leases, percentage rent leases, storage leases, intercompany leases and license agreements, along with retail and residential leases.

4.
Net Effective Rent Performance. We believe that the financial quality of leasing performance is as important as the aggregate volume of leasing activity. Consistent with this belief, the Compensation Committee established a goal for 2016 that the average net effective rent (net rent less tenant allowances and other leasing expenses) for all office leases executed in 2016 be not less than the budgeted net effective rent, with such calculation occurring with respect to each individual lease. This goal was not adjusted by the Compensation Committee in connection with the Parkway Transactions. The total calculation of performance would include the weighted average variance for all leases signed during the period. The net effective rent performance goal was weighted at 15% of the overall goals.

The Compensation Committee approves only a target goal for each measure. In calculating performance, each component is capped at 200% of target and total payouts are capped at 150% of overall target. The Compensation Committee believes that the performance goals were aggressive and the weighting of each performance goal for the 2016 annual incentive cash awards was appropriate given our business strategy, historic performance and the current real estate market. The Compensation Committee retains the discretion to make adjustments in determining our performance against the goals to the extent it believes the adjustment is appropriate and in the best interests of the Company.
2016 Performance Against Goals
The Compensation Committee, at its meeting on February 6, 2017, evaluated the Company’s actual performance against the 2016 goals and determined that we had achieved 136.4% of the overall goals, on a weighted basis, as more particularly described below:

1.
Funds from Operations. The Compensation Committee determined that we achieved adjusted FFO at an amount equal to 102.9% of our FFO goal. In reviewing our performance, the Compensation Committee exercised its discretion to adjust FFO by excluding gains realized in 2016 for the sale of assets in our residential and commercial land portfolio for which impairment losses were recorded in the fourth quarter of 2011. In addition, the Compensation Committee excluded all expenses incurred by the Company that were related to the Parkway Transactions.

2.
Same Property Net Operating Income. The Compensation Committee determined that we had achieved 189.7% of our goal for 2016 related to the increase in same property net operating income. The Compensation Committee exercised its discretion to exclude from the NOI results the net operating income produced from any legacy Parkway assets which were added to the Corporation as part of the Parkway Transactions.

3.
Leasing Activity Volume. The Compensation Committee determined that we achieved 152.5% of our goal related to office leasing activity for 2016. This calculation excludes all leases less than one year, amenity leases, percentage rent leases, storage leases, intercompany leases and license agreements, along with retail and residential leases. In addition, the Compensation Committee exercised its discretion to exclude from the volume results any leases executed with respect to any legacy Parkway assets which were added to the Corporation as part of the Parkway Transactions.

4.
Net Effective Rent Performance. The Compensation Committee determined that we achieved 102.8% of our goal related to net effective rent performance for 2016. This calculation excludes leasing activity for which no budgets existed for comparison purposes.

Our actual performance against the 2016 goals are also reflected in the chart below:
At its December 2012 meeting, the Compensation Committee adopted a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award. At its January 2014 meeting, the Compensation Committee adopted a policy establishing a cap of 200% on each individual component of the annual incentive target cash award, while retaining the overall maximum payout of 150% of the target cash award. Based on the actual performance in 2016, application of this limitation was not required for calculation of the payout of 2016 performance awards. The actual annual incentive cash award for the 2016 performance period for each NEO is set forth in the table below and is reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table:

	2016 Target % of Base Salary	Target Opportunity	2016 Actual Award
Lawrence L. Gellerstedt III	125%	$812,500	$1,108,250
Gregg D. Adzema	95%	$384,750	$524,799
M. Colin Connolly	90%	$307,125	$418,919
John S. McColl	85%	$297,500	$405,790
Pamela F. Roper	95%	$308,750	$421,135

2017 Performance Goals
The Compensation Committee, at its February 6, 2017 meeting, approved performance goals for the 2017 annual incentive cash award following a review of our annual business plan and budget for the year. In approving the performance goals for the 2017 annual incentive cash award, the Compensation Committee reaffirmed each of the four components which were utilized in the 2016 performance period, but adjusted the assignment of weights of relative importance to increase the leasing activity volume and net effective rent performance from 15% to 20% each and to decrease the component related to increases in same property net operating income from 30% to 20%. The Compensation Committee considers the 2017 target amounts for each component to be aggressive and appropriate given our business strategy, historic performance and the current real estate market. The annual incentive cash award performance goal components and relative weighting for 2017 are as follows:
Long-Term Incentive Equity Awards
Our LTI program is intended to provide incentives to our executives for the creation of value and the corresponding growth of our stock price over time. The ultimate goal of equity-based compensation is to encourage our executive officers to act as equity owners. We believe equity-based compensation plays an essential role in retaining and motivating our NEOs by providing incentives that are linked to our long-term success and increasing stockholder value. The Compensation Committee believes that our equity-based long-term compensation program should provide an appropriate balance between performance incentive and retention awards.
For more information, see “Evolution of Composition of Equity Awards” on page 39.
2016 LTI Awards
In 2016, the Compensation Committee granted time-vested restricted stock (40% of the overall award) and performance-conditioned RSUs (60% of the overall award) to the NEOs under our LTI program.
The Compensation Committee, at its January 29, 2016 meeting, granted LTI awards (the “2016 LTI Awards”) to each of our NEOs with a target grant date dollar value determined following a review of the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee utilizes a dollar amount as the target value of each NEO’s LTI award, rather than a number of shares or RSUs, so as to mitigate the impact of stock price volatility and permit our equity-based compensation to be budgeted with greater accuracy. The 2016 target LTI award values, as compared to 2015 target LTI award values, were increased for the NEOs, to be more competitive with the market data and to reflect the contributions of the respective NEOs to the Company.

The 2016 LTI Awards were comprised of a mix of 40% time-vested restricted stock, 42% performance-conditioned RSUs subject to a TSR condition, and 18% performance-conditioned RSUs subject to achievement of an FFO condition. For the performance-conditioned RSUs, the measurement period is three years.
The 2016 LTI Awards granted on January 29, 2016 by the Compensation Committee to our NEOs are set forth in the table below.

	Target LTI Award Value	Number of Restricted Shares Granted (1)	Number of Performance (TSR) RSUs Granted (2)	Number of Performance (FFO) RSUs Granted (3)
Lawrence L. Gellerstedt III	$1,500,000	65,574	64,185	29,508
Gregg D. Adzema	$700,000	30,601	30,247	13,770
M. Colin Connolly	$570,000	24,918	24,630	11,213
John S. McColl	$275,000	12,022	11,883	5,410
Pamela F. Roper	$400,000	17,486	17,284	7,869
(1)    40% of award valued at $ 9.15 per share.
(2)    42% of award valued at $ 9.72 per unit.
(3)    18% of award valued at $ 9.15 per unit.
When the price of our common stock is needed for a valuation, we use our average stock price over a 30-calendar day period ending on the applicable date. The number of restricted shares and FFO RSUs granted to each NEO was determined using our average stock price over a 30-calendar day period ending on January 20, 2016. The number of TSR RSUs granted to each NEO was determined using a Monte Carlo valuation. The value of the awards for purposes of determining the number of TSR performance-conditioned RSUs was determined as of January 19, 2016. The actual grant to an NEO for each component of the 2016 LTI Award was rounded to the nearest whole unit. The grant date fair value for financial reporting purposes for the 2016 LTI Awards is set forth in the "Stock Awards" column of the Summary Compensation Table and was determined in accordance with applicable accounting rules, and differs from the target value shown above.
2016 Performance-Conditioned RSUs
The performance-conditioned RSUs granted in 2016 (the “2016 Performance-Conditioned RSUs”) require achievement of a total stockholder return goal and/or achievement of an FFO goal to have any value. These awards “cliff” vest on the third anniversary of the grant date, but are payable only if the performance conditions are met and if the holder has been continuously employed through such date. The terms of the 2016 Performance-Conditioned RSUs are summarized as follows:

•
42% of the target value of the 2016 LTI Awards are comprised of performance-conditioned RSUs which are subject to a condition based upon the total stockholder return (“TSR”) of our common stock over the three-year period beginning January 1, 2016 through December 31, 2018 relative to the TSR of the companies in the SNL US REIT Office Index as of January 1, 2016 (the “2016 LTI Peer Group”). This goal is evaluated on a sliding scale. TSR below the 30th percentile of the 2016 LTI Peer Group would result in no payout, TSR at the 30th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are mathematically interpolated between these stated levels, subject to the 200% maximum.

•
18% of the target value of the 2016 LTI Awards are comprised of performance-conditioned RSUs which are subject to a condition that our FFO per share during the period beginning January 1, 2016 through December 31, 2018, is at least equal to a defined dollar amount per common share (the “FFO Target”). This goal is evaluated on a sliding scale. If FFO per share is less than 60% of the FFO Target, then there would be no payout. If FFO per share is equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share is 140% or greater of the FFO Target, then the payout would be 200%. Payouts would be prorated between these stated levels, subject to the 200% maximum. The Compensation Committee considers the FFO Target to be aggressive and appropriate given our business strategy, historic performance and the current real estate market.

The Compensation Committee retains the discretion to make adjustments to our performance in determining whether the vesting conditions are achieved under the 2016 Performance-Conditioned RSU awards. At its meeting on January 29, 2016, the Compensation Committee determined that for purposes of the FFO Target, it would adjust FFO to exclude the gains on the previously impaired assets recorded by the Company in the fourth quarter of 2011 with respect to our residential and commercial land, along with gains recorded by the Company in connection with the sale of the third party management and leasing business. The Compensation Committee had previously determined that when it evaluates performance against the FFO Target, any gains ultimately realized on the sale of these impaired assets or the sale of the third party management and leasing business will be excluded from FFO.
In addition, at its meeting on September 21, 2016, the Compensation Committee determined to adjust the FFO Targets for outstanding LTI Awards to equitably reflect the impact of the Parkway Transactions. Accordingly, the Compensation Committee approved adjustments to the FFO Targets previously approved for each of 2014 LTI Awards, the 2015 LTI Awards and the 2016 LTI Awards, such that the FFO Target for each is adjusted to exclude the portion of the respective FFO Targets which was derived from estimated FFO for the fourth quarter of 2016. The Compensation Committee also determined that the actual FFO for the fourth quarter of 2016 would be eliminated from the calculation of performance. The Compensation Committee also adjusted the FFO Target for each of these LTI Awards to reset the estimated FFO for 2017 and 2018 to reflect updated FFO projections for the period following the Parkway Transactions.
Dividend equivalents are not paid on performance-conditioned RSUs prior to full vesting. Upon satisfaction of the vesting conditions, dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock during the performance period are determined and paid on a cumulative, reinvested basis over the term of the award, at the time the award vests and based on the number of shares that are earned. For example, if the payout of a performance-conditioned RSU at vesting equaled 100% of target, the payout would include dividend equivalents on shares at 100% of target on a reinvested basis over the three-year performance period.
LTI Grant Practices
We typically grant LTI awards to key employees at a regularly scheduled meeting of the Compensation Committee, which has been in January or February in each of the last four years. We do not have any program, plan or practice that coordinates the grant of equity awards with the release of material information. The Compensation Committee views LTI awards as an essential component of annual compensation of our NEOs and, as a result, the Committee does not consider prior grants when making current year determinations.
Evolution in Composition of Equity Awards
In furtherance of its goal to tie pay to performance and to ensure the long term goals of retention and motivation, the Compensation Committee reviews the components and composition of the long term incentive equity awards that it grants. During the period from 2009 to 2016, the composition of equity awards granted has moved from stock options and time-vested RSUs to a mix that is 60% comprised of performance-conditioned RSUs, with no stock options. In addition, the TSR performance component also increased during such period, from 0% of the award to 42% of the award. Beginning in 2015, we increased the threshold for payout from 25th percentile to 30th percentile.
Restricted Stock
Time-vested full value awards, such as restricted stock, are used primarily as a retention tool. While time-vested full value equity awards do not reward stock price growth to the same extent as performance-conditioned awards or stock options, the Compensation Committee believes that full value awards are an effective compensation tool because the current value of the award is more visible to the executive. Additionally, full value awards create an interest that encourages executives to think and act like stockholders and serve as a competitive retention vehicle. The restricted stock granted in 2016 vests ratably over three years, provided that the holder is continuously employed with us through each anniversary date. The restricted stock is granted under our 2009 Incentive Stock Plan. Holders of restricted stock generally receive all regular and special dividends declared with respect to our common stock.
In connection with the Parkway Transactions, the number of shares of outstanding restricted stock were equitably adjusted so that the value of such restricted stock was not impacted by the Spin-off, when comparing the Company's closing stock price on the day immediately preceding the Spin-off with the Company's closing stock price on the day of the Spin-off. The Compensation Committee determined that this adjustment was reasonable and appropriate, in light of the Spin-off occurring in the form of a distribution of common stock of New Parkway, which would not offer retention value to the Company's employees.
Restricted Stock Units
The Compensation Committee awards cash-settled RSUs as a component of LTI, which, unlike grants of restricted stock, RSU awards do not result in additional dilution to existing stockholders. An RSU is a bookkeeping unit that is essentially the economic equivalent of one share of restricted stock, the difference being that upon vesting the RSU is settled in cash, paying an amount equal to the 30-calendar day average closing price of our common stock for the period ending on the valuation date. The RSUs are granted under our 2005 Restricted Stock Unit Plan.

Upon retirement of a participant, including an NEO, RSUs are potentially subject to accelerated vesting if the participant satisfies the “Rule of 65.” In the case of performance-conditioned RSUs, upon the retirement of a participant who satisfies the Rule of 65, the requirement of continued employment is waived but not the performance condition.
The Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient.
In connection with the Parkway Transactions, the number of unvested RSUs were equitably adjusted so that the value of such RSUs was not impacted by the Spin-off, when comparing the Company's closing stock price on the day immediately preceding the Spin-off with the Company's closing stock price on the day of the Spin-off. The Compensation Committee determined that this adjustment was reasonable and appropriate, in light of the Spin-off occurring in the form of a distribution of common stock of New Parkway.
Outstanding Option Rights
In connection with the Parkway Transactions, the number of outstanding stock options were equitably adjusted so that the value of such options was not impacted by the Spin-off, when comparing the Company's closing stock price on the day immediately preceding the Spin-off with the Company's closing stock price on the day of the Spin-off. In addition, the strike prices for such outstanding stock options were equitably adjusted to maintain a constant ratio between the strike price and the Company's closing stock price when comparing such ratio on the day immediately preceding the Spin-off and on the day of the Spin-off. The Compensation Committee determined that these adjustments were reasonable and appropriate, in light of the Spin-off occurring in the form of a distribution of common stock of New Parkway, which would not offer retention value to the Company's employees.
Although the Compensation Committee has not awarded options since 2011, as reflected in the Outstanding Equity Awards at 2016 Fiscal Year-End at the end of this Proxy Statement, as of December 31, 2016, many of these outstanding awards are "underwater," even after the Spin-off related adjustments noted above. The graph below reflects the value of the options as of December 31, 2016, which is calculated as the difference between the strike price and the closing price on December 31, 2016. The average strike price for the options granted from 2007-2011 is $9.11, and the average value as of December 31, 2016 is -$0.60 (when including the 2007 "underwater options").

Other Compensation Items
LTI Awards Granted in 2014
At its meeting on February 6, 2017, the Compensation Committee evaluated the potential payout under the LTI Awards granted in 2014. The performance-conditioned RSUs were subject to performance goals relating to TSR (70% of the RSU award) and FFO (30% of the RSU award). With respect to the TSR component, the target performance over the period from January 1, 2014 to December 31, 2016 (the "2014 LTI Performance Period") was targeted at the 50th percentile relative to the companies in the SNL Financial US Office REIT Index as of January 1, 2014 which remain publicly traded on an established exchange for the entire performance period (the “2014 LTI Peer Group”).
This component of the LTI awards was evaluated on a sliding scale. TSR below the 25th percentile of the 2014 LTI Peer Group would result in no payout, TSR at the 25th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are mathematically interpolated between these stated levels, subject to a 200% maximum. At its meeting on February 6, 2017, the Compensation Committee determined that our TSR for the 2014 LTI Performance Period was at the 17.5th percentile relative to the companies in the 2014 LTI Peer Group, and that the mathematical interpolation resulted in 0% of the TSR component of these RSUs being payable.
In addition, at its meeting on September 21, 2016, the Compensation Committee determined to adjust the FFO Targets for the 2014 LTI Awards to equitably reflect the impact of the Parkway Transactions. Accordingly, the Compensation Committee approved adjustments to the FFO Targets previously approved for the 2014 LTI Awards, such that the FFO Target is adjusted to exclude the portion of the FFO Target which was derived from estimated FFO for the fourth quarter of 2016. The Compensation Committee also determined that the actual FFO for the fourth quarter of 2016 would be eliminated from the calculation of performance.
With respect to the FFO component, the adjusted target performance required that we achieve aggregate FFO for the three calendar years during the 2014 LTI Performance Period of $2.05 per common share (the “FFO Target”). This component of the LTI awards was also evaluated on a sliding scale. If FFO per share is less than 60% of the FFO Target, then there would be no payout. If FFO per share was equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share was 140% or greater of the FFO Target, then the payout would be 200%. Payouts would be prorated between these stated levels, subject to the 200% maximum. At its meeting on February 6, 2017, the Compensation Committee determined that the aggregate FFO per share achieved for the 2014 LTI Performance Period was $2.35, which corresponded to 115% of the target and which resulted in an interpolated payout at 137.5% of target for this component. Taken together, payout for the two components combined was 41.3% of target, as reflected in the following chart:

Because the payout for the 2014 performance-conditioned LTI awards occurred in 2017, these awards will be reflected in the Option Exercises and Stock Vested table in next year’s proxy statement.
LTI Award Granted to CEO in 2012
At its meeting on February 6, 2017, the Compensation Committee evaluated the potential payout under the special LTI award granted on January 31, 2012 to Mr. Gellerstedt (the "Special LTI Award") which was structured to promote the Company's retention and succession planning objectives and to solidify and retain effective leadership needed during the cyclical commercial real estate markets, as well as to be aligned with long-term stockholder interests. In making this award, the Compensation Committee considered long-term leadership stability in establishing the service requirement of the award and, in particular, the fact that the majority of the award, if earned, is not eligible for payment until 2017, except in limited circumstances. In addition, the Compensation Committee considered that Mr. Gellerstedt had transitioned and performed well since his appointment as CEO in July 2009, and that no equity award was granted to him at the time of his appointment to the CEO position. The Committee worked with its independent compensation consultant in structuring the award, which had a $3.5 million target value special equity award comprised 40% of restricted stock which vested ratably over a three year period and 60% in the form of performance-conditioned RSUs.
The 2012 performance-conditioned RSUs have a five-year service vesting requirement and three performance periods: a three-year performance period from 2012 to 2014 (the “3-year period”), a four-year performance period from 2012 to 2015 (the “4-year period”) and a five-year performance period from 2012 to 2016 (the “5-year period”). The award is earned to the extent the Company meets certain TSR levels for each performance period relative to the companies in the SNL US REIT Office Index (the “Index”) as of January 1, 2012 (the "2012 LTI Peer Group"). If the performance conditions were satisfied for a particular performance period, then one-third of the total RSUs granted as part of the Special LTI Award would vest, based on the payout ratios described below, but no payment would be earned until the service condition was also satisfied. In addition, the vesting for the 4-year period and the 5-year period would deduct any RSUs which had previously vested, so that duplicate vesting would not occur.The RSUs are settled in cash to the extent the performance conditions and service conditions are satisfied.
This component of the Special LTI Awards was evaluated on a sliding scale. TSR below the 35th percentile of the 2012 LTI Peer Group would result in no payout, TSR at the 35th percentile would result in 50% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 150% payout. Payouts are mathematically interpolated between these stated levels, subject to a 150% maximum. At its meeting on February 6, 2017, the Compensation Committee determined that our TSR for the 3-year period was at the 79th percentile, our TSR for the four-year period was 53rd percentile and our TSR for the five year period was at the 71st percentile, in each case relative to the companies in the 2012 LTI Peer Group, and that the mathematical interpolation resulted in 150% for the 3-year period, 105% for the 4-year period and 141.2% for the 5-year period.
At its meeting on September 21, 2016, the Compensation Committee equitably adjusted the number of RSUs which are subject to the Special LTI Award, to reflect the Spin-Off. Following application of the 141.2% performance, 524,605 RSUs in aggregate were credited to Mr. Gellerstedt.
Benefits and Perquisites
We provide health, dental, life and disability insurance benefits to all of our employees. Our NEOs are eligible to participate on the same basis as all other employees. We contribute to individual health savings accounts for all employees who successfully complete wellness initiatives. We maintain a 401(k)/retirement savings plan (“Retirement Savings Plan”) for all eligible employees, including our NEOs. We provide a 100% “match” for all employee contributions to the Retirement Savings Plan up to 3% of eligible compensation, and we expect this program to continue in the future.
We do not have a pension plan or deferred compensation program for any of our employees, including our NEOs. Rather, we focus on providing short and long-term cash compensation and long-term equity-based awards in amounts necessary to retain our NEOs and to allow them to provide for their own retirement.
In 2016, we did not provide any perquisites to our NEOs above the reporting threshold.
Our NEOs are eligible for benefits under change in control agreements only in certain “double trigger” circumstances. These agreements are discussed below under “Severance Policy, Retirement and Change in Control Agreements.”

Incentive-Based Compensation Recoupment or “Clawback” Policy
Our Board of Directors has adopted an incentive-based compensation recoupment policy (the “Recoupment Policy,” also sometimes commonly referred to as a “clawback” policy). Pursuant to the Recoupment Policy, if the Company is required to restate any previously issued financial statements due to the Company’s material noncompliance (as determined by the Company) with any financial reporting requirement under the federal securities laws, the Company will seek to recover incentive-based compensation from any current or former executive officer of the Company who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered from the executive officer will be based on the excess, if any, of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement. The definition of “executive officer” and “incentive-based compensation,” the date on which the Company is required to prepare an accounting restatement, the amount to be recovered and any other interpretation of the policy shall be determined by the Compensation Committee acting in its sole discretion. The Board of Directors may amend the Recoupment Policy from time to time in its discretion and as it deems necessary or appropriate to reflect applicable regulations of the SEC, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.
Stock Ownership Guidelines and Stock Holding Period
Our Corporate Governance Guidelines include stock ownership guidelines for our executive officers and Directors. With respect to our executive officers, the guidelines require ownership of our stock within five years of becoming an executive officer or from promotion to a new executive office, with a value equal to the following multiple of his or her base salary. In addition, each of our Directors is required to own stock with a value equal to three times the annual cash retainer for Directors, or $150,000. Directors generally must accumulate the required ownership within three years of joining the Board. As of February 7, 2017, each of our Directors and executive officers satisfied the stock ownership guidelines (taking into account any period permitted to satisfy the guidelines, where applicable), as shown below:

Executive Officers and Non-Employee Directors	Multiple of Base Salary or Annual Director's Cash Retainer	In Compliance?
CEO	4x	Yes
President (if not also CEO)	3x	Yes
Executive Vice Presidents	2x	Yes
Other executive officers	1x	Yes
Non-Employee Directors	3x	Yes

The guidelines are consistent with our belief that our executive officers’ and Directors’ interests should be aligned with those of our stockholders and our expectation that executive officers and Directors maintain a significant level of investment in our Company. The Chair of the Compensation Committee may approve exceptions to the guidelines from time to time as he or she deems appropriate. With respect to both executive officers and Directors, the following count toward the stock ownership requirements:

•	shares purchased on the open market;

•	shares owned outright by the officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly;

•	restricted stock and RSUs received pursuant to our LTI plans, whether or not vested; and

•	shares held in trust for the benefit of the officer or his or her immediate family, or by a family limited partnership or other similar arrangement.
Under our Corporate Governance Guidelines, our executive officers are required to hold 50% of the after tax number of shares of restricted stock granted under our compensation plans for a period of 24 months following vesting.
Severance Policy, Retirement and Change in Control Agreements
We have several arrangements that would provide for the payment of benefits in the event of a termination of one of our NEOs or a change in control of our company.
General Severance Benefit for All Employees
We provide a general severance benefit to all employees, including our NEOs, following termination of employment by us other than for “cause.” In general, the severance benefit payable is an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by us, the years of service multiplied by 1.5, plus (ii) four.
Equity Plans
The 2009 Incentive Stock Plan (as amended the “Stock Plan”) and the 2005 Restricted Stock Unit Plan (as amended, the “RSU Plan”) generally provide for accelerated vesting of awards upon a “change in control” if the plan is not continued or assumed. Under the Stock Plan and the RSU Plan, even if one or both of these plans are continued or assumed, the awards vest if the employee is terminated or resigns for good reason within two years of the change in control. With respect to performance-conditioned RSUs, if accelerated vesting occurs as a result of a change in control, then the payout amount is at the target award amount. Our NEOs participate in the Stock Plan and the RSU Plan on the same terms as our other key employees. The Compensation Committee believes that the accelerated vesting of outstanding equity awards following a change in control is a customary and reasonable component of an equity incentive program.
In general, an employee will forfeit any unvested LTI grants upon termination of employment for any reason other than following a change in control. However, stock options and RSUs, other than performance-conditioned RSUs, vest upon retirement of the employee if the employee is at least 60 years of age and the sum of the employee’s whole years of age plus whole years of service equals at least 65 (collectively, the “Rule of 65”). The Compensation Committee adopted the Rule of 65 to provide a further incentive for long-term employment, as well as to recognize that options and RSUs are part of annual compensation and, if an employee retires after satisfying certain age and service requirements, then he or she should get the benefit of outstanding options and RSUs. With respect to performance-conditioned RSUs, the Rule of 65 applies to waive any continuing service requirement but does not waive any performance condition. Also, the Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient.
Change in Control Agreements
Each of our NEOs is a party to a Change in Control Severance Agreement (the “Change in Control Agreement”), which provides the NEOs with benefits in the event that his employment is terminated under certain circumstances following a change in control, often referred to as a “double trigger.” These agreements have been in place since 2007 for those employees who were executive officers at that time. The Compensation Committee believes that the cash severance and other benefits provided under the Change in Control Agreement are customary and reasonable components of our compensation program that keep our NEOs focused on the interests of the stockholders in the event of a potential strategic transaction.
In 2010, the Compensation Committee approved a new form of Change in Control Agreement that does not include a tax gross-up provision, but is otherwise identical to the previous form of agreement. This new form was used for Messrs. Adzema, McColl and Connolly, and Ms. Roper. Only Mr. Gellerstedt is party to the previous form of agreement that includes the tax gross-up. We have committed that in the future we will not enter into, or materially amend, Change in Control Agreements in a manner that would include tax gross-up provisions.

Tax Implications of Executive Compensation
Since we operate as a real estate investment trust under the Code and we intend to distribute all of our taxable income each year so that we do not pay any Federal income tax, the majority of the impact of the limitation under Section 162(m), if any, is a larger dividend distribution to our stockholders to the extent of the denied deduction for compensation paid. For 2016, Section 162(m) of the Code limited our aggregate deductions for compensation paid to certain executive officers. Our deductions were limited by Code Section 162(m) primarily because certain elements of our compensation program do not qualify as paid under a predetermined objective performance plan meeting applicable requirements, and, in addition, we have not met other exceptions that would permit a deduction. The exception to this treatment is compensation resulting from the exercise of stock options, which qualify for a deduction, and for vesting and dividends related to payments of performance based stock grants. While we are mindful of the impact of the deduction limitation for non-qualifying compensation, we feel that our NEO compensation is structured in an appropriate manner. In light of our current pay levels and practices applicable to NEOs, we do not believe that the tax deduction limitation of Section 162(m) in the aggregate has a material impact on our financial results.
Committee Report on Compensation
The Compensation, Succession, Nominating and Governance Committee is responsible for, among other things, setting and administering the policies that govern executive compensation, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation, Succession, Nominating and Governance Committee has reviewed the Compensation Discussion and Analysis herein and discussed it with management. Based on the review and the discussions with management, the Compensation, Succession, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2017 proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION, SUCCESSION, NOMINATING
AND GOVERNANCE COMMITTEE

Robert M. Chapman, Chair
Charles T. Cannada
Lillian C. Giornelli
Donna W. Hyland

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934 (the “Acts”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

SUMMARY COMPENSATION TABLE FOR 2016
The following table sets forth information concerning total compensation for our NEOs for 2016, 2015 and 2014.

	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Lawrence L. Gellerstedt III	2016	$650,000	$1,469,886	$1,108,250	$22,235	$3,250,371
President and Chief	2015	$650,000	$1,282,952	$975,000	$21,630	$2,929,582
Executive Officer	2014	$650,000	$817,168	$975,000	$21,956	$2,464,124
Gregg D. Adzema	2016	$405,000	$685,941	$524,799	$28,752	$1,644,492
Executive Vice President and	2015	$405,000	$542,444	$461,700	$27,670	$1,436,814
Chief Financial Officer	2014	$390,000	$462,856	$444,600	$28,061	$1,325,517
M. Colin Connolly	2016	$341,250	$558,558	$418,919	$29,046	$1,347,773
Executive Vice President and	2015	$341,250	$394,756	$368,550	$27,120	$1,131,676
Chief Operating Officer	2014	$325,000	$359,996	$365,625	$27,212	$1,077,833
John S. McColl	2016	$350,000	$269,484	$405,790	$28,752	$1,054,026
Executive Vice President	2015	$350,000	$205,542	$357,000	$27,670	$940,212
	2014	$341,453	$214,225	$348,282	$28,061	$932,021
Pamela F. Roper	2016	$325,000	$391,968	$421,135	$29,046	$1,167,149
Executive Vice President,	2015	$315,000	$296,062	$283,500	$27,670	$922,232
General Counsel and Corporate Secretary	2014	$300,000	$123,456	$216,000	$28,061	$667,517

(1)
This column reflects the aggregate grant date fair value of restricted stock awards and performance-conditioned RSUs granted during the applicable year, computed in accordance with Financial Accounting Standards Board's Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of restricted stock awards is the number of shares of restricted stock granted multiplied by the closing stock price on the grant date. The grant date fair value of the FFO-based performance-conditioned RSUs is the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. The grant date fair value of the TSR-based performance-conditioned RSUs is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation, with such valuation being performed as of the grant date. Information about the assumptions used to value these awards can be found in Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above.

For 2016, the grant date fair value of the restricted stock awards reflects the closing stock price on the grant date of January 29, 2016 ($8.62). The grant date fair value of the FFO-based performance-conditioned RSUs granted January 29, 2016 reflects the 30-day trailing average stock price on the date of grant, which was $8.78. The grant date fair value of the TSR-based performance-conditioned RSUs granted January 29, 2016 reflects the fair market value per RSU determined using a Monte Carlo valuation ($9.96). Assuming the highest level of performance conditions are achieved for the FFO-based and TSR-based performance-conditioned RSUs, resulting in 200% of the target RSUs being issued, the grant date values of all stock awards for 2016 would be as follows: Mr. Gellerstedt — $2,374,523; Mr. Adzema — $1,108,102; Mr. Connolly — $902,323; Mr. McColl — $435,339; and Ms. Roper — $633,206.

The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock or RSUs will depend upon the value of our common stock on the vesting date in the case of restricted stock, or the 30-day trailing average in the case of RSUs.

(2)
These amounts reflect the actual annual incentive cash award earned by the NEOs for the applicable year, as determined by the Compensation Committee. For a description of the 2016 annual cash incentive award performance goals, see "Compensation Discussion and Analysis" above.

(3)	The components of All Other Compensation for 2016 are as set forth below. In 2016, we did not provide any perquisites to our NEOs above the reporting threshold.
		Retirement Savings Plan Contribution (A)	Insurance Premiums (B)	Total All Other Compensation
	Lawrence L. Gellerstedt III	$7,950	$16,766	$24,716
	Gregg D. Adzema	$7,950	$21,992	$29,942
	M. Colin Connolly	$7,950	$21,396	$29,346
	John S. McColl	$7,950	$21,492	$29,442
	Pamela F. Roper	$7,950	$21,896	$29,846

(A)
We maintain a Retirement Savings Plan for the benefit of all eligible employees. The Company “matches” employee contributions to the plan up to 3% of eligible compensation, subject to a maximum matching contribution of $7,950 in 2016. The “matching” contributions are available for all employees, including our NEOs. During the first three years of a participant's employment, Company contributions, both discretionary and matching, vest ratably each year. After a participant has three years of service, all contributions are fully vested. Vested benefits are generally paid to participants upon retirement but may be paid earlier in certain circumstances, such as death, disability, or termination of employment.

(B)
This column reflects the portion of health, dental and life insurance premiums paid by the Company on behalf of the NEOs, together with health savings account contributions made by the Company. All active employees regularly scheduled to work 24 hours or more per week are eligible to participate in the Company benefit plans. We contribute to health savings accounts for the benefit of all eligible employees, which are personal savings accounts funded with pre-tax dollars and used to pay for eligible health care expenses not covered by insurance. The Company contributes annually into an employee's health savings account based upon the successful completion of wellness initiatives by the employee, subject to a maximum matching contribution of $500 in 2016. The contributions are available for all benefit-eligible employees, including our NEOs.

GRANTS OF PLAN-BASED AWARDS IN 2016
The following table sets forth information with respect to grants of plan-based awards to each of our NEOs during 2016.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Target ($)	Maximum ($)	Threshold	Target	Maximum
Lawrence L. Gellerstedt III
Annual Incentive Award (1)		$812,500	$1,218,750
Performance-conditioned RSUs – TSR (2)	1/29/16			22,685	64,815	129,630		$645,557
Performance-conditioned RSUs – FFO (2)	1/29/16			-	29,508	59,016		$259,080
Restricted Stock (3)	1/29/16						65,574	$565,248
Gregg D. Adzema
Annual Incentive Award (1)		$384,750	$577,125
Performance-conditioned RSUs – TSR (2)	1/29/16			10,586	30,247	60,494		$301,260
Performance-conditioned RSUs – FFO (2)	1/29/16			-	13,770	27,540		$120,901
Restricted Stock (3)	1/29/16						30,601	$263,781
M. Colin Connolly
Annual Incentive Award (1)		$307,125	$460,688
Performance-conditioned RSUs – TSR (2)	1/29/16			8,621	24,630	49,260		$245,315
Performance-conditioned RSUs – FFO (2)	1/29/16			-	11,213	22,426		$98,450
Restricted Stock (3)	1/29/16						24,918	$214,793
John S. McColl
Annual Incentive Award (1)		$297,500	$446,250
Performance-conditioned RSUs – TSR (2)	1/29/16			4,159	11,883	23,766		$118,355
Performance-conditioned RSUs – FFO (2)	1/29/16			-	5,410	10,820		$47,500
Restricted Stock (3)	1/29/16						12,022	$103,630
Pamela F. Roper
Annual Incentive Award (1)		$308,750	$463,125
Performance-conditioned RSUs – TSR (2)	1/29/16			6,049	17,284	34,568		$172,149
Performance-conditioned RSUs – FFO (2)	1/29/16			-	7,869	15,738		$69,090
Restricted Stock (3)	1/29/16						17,486	$150,729
____________

(1)
These amounts reflect target annual incentive cash amounts for 2016 as set by the Compensation Committee. In accordance with the Compensation Committee's policies, there is no threshold amount set for this award. The maximum payout cannot exceed 150% of target.

(2)
These rows show the potential number of RSUs that would vest pursuant to the performance-conditioned RSUs at the end of the applicable three-year performance period if the threshold, target or maximum performance goals are satisfied, provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the Rule of 65. In addition, dividend equivalents will be paid upon satisfaction of the vesting conditions, if at all, on a cumulative, reinvested basis over the term of the award based on the number of RSUs which actually vest. See “Compensation Discussion and Analysis – 2016 LTI Awards” for a description of the performance parameters for these performance-conditioned RSUs, and see “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. Note that no threshold is listed for FFO RSUs, as all amounts below the target are derived by mathematical interpolation and could range from 0% to 100% (the target percentage).

(3)
This column represents restricted stock granted in 2016 under our Stock Plan. The restricted stock granted January 29, 2016 as part of the 2016 LTI Awards vests ratably over three years on each anniversary of the grant date, provided the NEO has been continuously employed by us through the applicable anniversary date. The restricted stock awards also receive dividends or dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock.

(4)
This column reflects the aggregate grant date fair value of restricted stock awards and performance-conditioned RSUs granted during the applicable year, computed in accordance with ASC 718. The grant date fair value of the restricted stock awards is the product of the number of shares granted multiplied by the closing stock price on the grant date. The grant date fair value of the FFO-based performance-conditioned RSUs is the product of the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. The grant date fair value of the TSR-based performance-conditioned RSUs is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation. Awards with performance conditions (“performance-conditioned RSUs”) are computed based on the probable outcome of the performance conditions as of the grant date for the award. Information about the assumptions used to value these awards can be found in Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock or RSUs will depend upon the value of our common stock on the vesting date in the case of restricted stock, or the 30-day trailing average in the case of RSUs.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END
The following table sets forth information with respect to all outstanding option and stock awards for each of our NEOs on December 31, 2016.

	Option Awards				Stock Awards
		Option Exercise Price (1)	Option Grant Date (1)	Option Expiration Date (1)	Number of Shares or Units of Stock that Have Not Vested (2)(3)	Market Value of Shares or Units of Stock that Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested (5)	Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested (6)
	Number of Securities Underlying Unexercised Options (1)
Lawrence L. Gellerstedt III	63,556	$18.39	12/06/07	12/06/17
	66,166	$6.33	02/16/09	02/16/19
	88,569	$5.32	02/15/10	02/15/20
	67,676	$6.39	02/14/11	02/14/21
					689,929	$5,871,296	120,427	$1,024,834
Gregg D. Adzema	29,608	$6.39	02/14/11	02/14/21
					79,097	$673,115	53,951	$459,123
M.Colin Connolly	—	$ —	—	—
					62,135	$528,769	42,036	$357,726
John S. McColl	31,145	$18.39	12/06/07	12/06/17
	32,425	$6.33	02/16/09	02/16/19
	23,058	$5.32	02/15/10	02/15/20
	17,619	$6.39	02/14/11	02/14/21
					32,351	$275,307	20,886	$177,740
Pamela F. Roper	6,419	$18.39	12/06/07	12/06/17
	6,684	$6.33	02/16/09	02/16/19
					38,142	$324,588	30,264	$257,547

(1)
See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. All options are fully vested and exercisable.

(2)
Included in this number are TSR-based and FFO-based performance-conditioned RSUs granted on January 30, 2014, as adjusted in connection with the Spin-off. These awards have a performance evaluation date of December 31, 2016 and a vesting date of January 30, 2017. The TSR-based performance-conditioned RSUs did not meet the minimum threshold, but the FFO-based performance-conditioned RSUs surpassed the threshold. Therefore, as of December 31, 2016, the FFO-based RSUs had been earned, but not yet vested. These awards met the criteria for an average weighted payout of 41.3%, which is reflected in the number of shares above. They vested on January 30, 2017 based on the 30 day average of our closing stock price as December 31, 2016 ($8.43). The number of shares and the amount earned by each NEO upon vesting, including dividend equivalent units, as it relates to these shares is as follows:

		Number of TSR-based RSUs		Number of FFO-based RSUs		Amount Earned Upon Vesting
Lawrence L. Gellerstedt III			—		25,077	$229,947
Gregg D. Adzema			—		14,106	$129,347
M. Colin Connolly			—		10,971	$100,600
John S. McColl			—		6,529	$59,864
Pamela F. Roper			—		3,762	$34,496

(3)
Included in this number are TSR-based performance-conditioned RSUs granted to Mr. Gellerstedt on January 31, 2012, as adjusted in connection with the Spin-off. These awards have a performance evaluation date of December 31, 2016 and a vesting date of January 31, 2017; therefore, as of December 31, 2016, they had been earned, but not yet vested. These awards met the criteria for an average weighted payout of 141.2%, which is reflected in the number of shares above. They vested on January 31, 2017 based on the 30 day average our closing stock price as December 31, 2016 ($8.29). Upon vesting, Mr. Gellerstedt received credit for 524,605 RSUs, and the amount earned by Mr. Gellerstedt upon vesting as it relates to these RSUs was $4,348,972, plus $364,916 in accrued dividend equivalent units.

(4)	Market value was calculated by multiplying the number of unvested restricted shares and earned unvested RSUs at year-end by our closing stock price on December 31, 2016 ($8.51).
(5)
Represents performance-conditioned RSUs granted in 2015 and 2016, assuming that the threshold performance goals will be achieved for the TSR-based awards granted in 2015 and 2016, that the target performance goals will be achieved for the FFO-based award granted in 2015 and 2016. See Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for an overview of the features of these awards. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(6)	Market value was calculated by multiplying the number of unearned unvested RSUs at year-end by our closing stock price on December 31, 2016 ($8.51).

OPTION EXERCISES AND STOCK VESTED IN 2016
The following tables set forth information concerning the amounts realized in 2016 upon the vesting of restricted stock and RSUs by each of our NEOs. No options were exercised in 2016.

	Stock Awards
	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Lawrence L. Gellerstedt III	87,432	$780,447
Gregg D. Adzema	39,310	$350,610
M. Colin Connolly	17,878	$157,364
John S. McColl	21,238	$190,353
Pamela F. Roper	14,345	$127,424
____________

(1)	The number of shares acquired upon vesting includes the following:

	Shares of Restricted Stock	RSUs (A)
Lawrence L. Gellerstedt III	38,032	49,400
Gregg D. Adzema	17,698	21,612
M. Colin Connolly	10,931	6,947
John S. McColl	8,377	12,861
Pamela F. Roper	6,935	7,410

(A) RSUs are paid in cash at vesting.

(2)
The value shown is based on the trailing 30-day average closing market price of our common stock of $9.32 (on December 31, 2015) for the RSUs which vested on January 30, 2016. The value shown is based on the closing market price of our common stock of $8.62 and $8.42 for the restricted shares which vested on January 30, 2016 and February 2, 2016, respectively. If the vesting date is not an NYSE trading day, the prior trading day’s closing price is used.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE IN CONTROL
We provide severance benefits to our NEOs as described in “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” in the event that (1) a “change in control” occurs and (2) during the two-year period thereafter, the NEO’s employment is terminated without “cause” (discussed below) or the NEO resigns for “good reason” (discussed below). The severance benefit is payable in a lump sum six months and one day after termination. For each of Messrs. Gellerstedt, Adzema, Connolly and McColl, we have agreed to pay an amount equal to 2.00 times the sum of his annual base salary plus his average cash bonus. For Ms. Roper, we have agreed to pay an amount equal to 1.00 times the sum of her annual base salary plus her average cash bonus.
For purposes of determining the severance benefit, “annual base salary” is the NEO’s annual base salary in effect on the day before the NEO’s employment terminates in connection with the change in control. The “average cash bonus” is the sum of the annual cash bonuses that were paid to the NEO during the three years immediately prior to the date the NEO’s employment terminates in connection with the change in control, divided by the number of annual cash bonuses the NEO was eligible to receive during such period. The table below assumes a triggering event occurred on December 31, 2016. The annual base salary is the salary in effect for 2016 and the average bonus is based on the annual cash incentive awards actually paid in 2014, 2015 and 2016 (such annual cash incentive awards relate to the performance during the prior calendar year).
The terms of each Change in Control Agreement are substantially identical and are summarized as follows:
Health Benefits - The Change in Control Agreement provides that we will continue to provide the NEO with health benefits for two years (one year, in the case of Ms. Roper), either under our plan, an outside plan or by reimbursing the premiums paid by the NEO for outside coverage.
Change in Control - Under the Change in Control Agreement, a “change in control” generally means that any one of the following events occurs:

•
A person (or group) acquires, directly or indirectly, the beneficial ownership representing 30% or more of the combined voting power for the election of directors of the outstanding securities of the Company, subject to certain exceptions;

•	A majority of the Board changes during a two-year period (unless the new Directors were elected by two-thirds of the Board members that were members on the first day of the two-year period);

•	Stockholders approve our dissolution or liquidation;

•	The sale or other disposition of all or substantially all of our assets, subject to certain exceptions; or

•	Any consolidation, merger, reorganization or business combination involving us or our acquisition of the assets or stock in another entity, subject to certain exceptions.
Cause - The Change in Control Agreement defines “cause” generally as any felony or any act of fraud, misappropriation or embezzlement or any material act or omission involving malfeasance or gross negligence in the performance of the NEO’s duties to our material detriment.
Good Reason — The Change in Control Agreement defines “good reason” generally to mean:

•	a reduction in the NEO’s annual base salary or eligibility to receive any annual bonuses or other incentive compensation;

•
a significant reduction in the scope of the NEO’s duties, responsibilities, or authority or a change in the NEO’s reporting level by more than two levels (other than mere change of title consistent with organizational structure);

•	a transfer of the NEO’s primary work site more than 35 miles from the then current site; or

•
failure to continue to provide to the NEO health and welfare benefits, deferred compensation benefits, executive perquisites, stock options and restricted stock grants (or restricted stock unit grants) that are in the aggregate comparable in value to those provided immediately prior to the change in control.

Protective Covenant Agreement and Waiver and Release — In order to receive the benefits of the Change in Control Agreement, an NEO must enter into a “Protective Covenant Agreement” and a “Change in Control Severance

Agreement Waiver and Release.” If the NEO declines to enter into either the Protective Covenant Agreement or the Change in Control Severance Agreement Waiver and Release then the NEO would forfeit his severance benefit.

•
The Protective Covenant Agreement generally provides that the NEO will protect certain of our interests in exchange for the payment. In particular, the Protective Covenant Agreement provides that the NEO will not, during a “protection period,” (1) compete with our then existing projects, (2) solicit any business from any of our customers, clients, tenants, buyers or sellers that he or she had contact with during the preceding three years while employed and (3) solicit any of our employees that he or she had personal contact with during his or her employment with us. For this purpose, the “protection period” is generally two years or, if shorter, the number of years used as a multiplier to determine the executive’s change in control benefit.

•
The Change in Control Severance Agreement Waiver and Release is a standard release that is required for all employees to receive any severance benefits from us and provides, in particular, that the NEO waives any and all claims against us and also covenants not to sue or to disparage us.

Tax Protection - None of Messrs. Adzema, Connolly or McColl or Ms. Roper are entitled to a gross-up payment pursuant to the Change in Control Agreements that they have entered into with us, but their agreements do have a "best net" provision that reduces payment to the applicable NEO if excise taxes would otherwise be triggered, to the extent that such a reduction results in a greater after-tax amount for the NEO. Mr. Gellerstedt, whose agreement was initially entered into in 2007, is entitled to a gross-up payment to the extent the NEO is subject to a parachute excise tax as a result of the payments or benefits provided under the Change in Control Agreement. However, if a reduction of the payments or benefits of up to 10% would eliminate the parachute excise taxes then Mr. Gellerstedt must waive such payments or benefits to that extent.
The following table shows the potential payments to the NEOs upon a termination of employment under various scenarios, assuming that the triggering event occurred on December 31, 2016. The table does not include a severance benefit payable generally to all salaried employees following termination of employment other than for cause, in an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by the Company, the years of service multiplied by 1.5, plus (ii) four. The table also does not include the value of equity awards that were already vested on December 31, 2016, as described in the compensation tables earlier in this proxy statement.

	Cash (1)	Accelerated Vesting of Restricted Stock (2)	Accelerated Vesting of RSUs (3)	Accelerated Vesting of Stock Options (4)	Accelerated Vesting of Cash LTI Awards (5)	Health and Welfare Benefits	280G Excise Tax Reduction(6)	Total
Lawrence L. Gellerstedt III
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$3,350,000	$1,193,502	$6,561,609	$—	—	$28,572	$—	$11,133,683
Death	—	$1,193,502	$6,561,609	$—	—	—	—	$7,755,111
Gregg D. Adzema
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$1,784,700	$553,073	$963,210	$—	—	$41,605	—	$3,342,588
Death	—	$553,073	$963,210	$—	—	$—	—	$1,516,283

	Cash (1)	Accelerated Vesting of Restricted Stock (2)	Accelerated Vesting of RSUs (3)	Accelerated Vesting of Stock Options (4)	Accelerated Vesting of Cash LTI Awards (5)	Health and Welfare Benefits	280G Excise Tax Reduction (6)	Total
M. Colin Connolly
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$1,414,616	$435,406	$749,594	—	—	$42,193	$(424,506)	$2,217,303
Death	—	$435,406	$749,594	—	—	—	—	$1,185,000
John S. McColl
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$1,460,423	$219,745	$381,862	$—	—	$41,605	—	$2,103,635
Death	—	$219,745	$381,862	$—	—	—	—	$601,607
Pamela F. Roper
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$557,250	$292,574	$504,759	$—	—	$21,096	—	$1,375,679
Death	—	$292,574	$504,759	$—	—	—	—	$797,333
____________

(1)	Represents cash payments pursuant to Change in Control Agreement.
(2)
These amounts represent the value of unvested restricted shares as of December 31, 2016. The amounts were calculated by multiplying the number of unvested restricted shares at year-end by the closing stock price on December 31, 2016 ($8.51).

(3)
These amounts represent the value of unvested RSUs as of December 31, 2016. The amounts were calculated by multiplying the number of unvested RSUs at year-end by the closing stock price on December 31, 2016 ($8.51).

The performance-conditioned RSUs granted in 2016 and 2015 vest at the target award level upon a change in control. The 2014 performance-conditioned RSUs have been incorporated based on actual performance reflecting a 0% payout for the TSR portion and a 137.5% payout for the FFO portion. DEUs that may apply to the performance-conditioned RSUs are not included.

The performance-conditioned RSUs granted to Mr. Gellerstedt in 2012 have been incorporated based on actual performance reflecting a 141.2% payout. DEUs that may apply to the performance-conditioned RSUs are not included.

(4)	As of December 31, 2016, there are no unvested stock options.
(5)	As of December 31, 2016, there are no cash LTI awards (this excludes RSUs).
(6)
In calculating the potential for each NEO pursuant to their respective Change in Control Agreements, we assumed a 20% excise tax rate under 280G of the Code, a 39.6% federal income tax rate, a 2.35% Medicare tax rate and a 6% state income tax rate. In addition, pursuant to his agreement, if payments to Mr. Gellerstedt do not exceed 110% of the 280G limit then the payments or benefits are reduced to such limit to avoid an excise tax (and the resulting gross up payment by the Company). Mr. Gellerstedt's calculation does not result in an excise tax, and therefore no gross up payment would be required by the Company. Messrs. Adzema, Connolly and McColl and Ms. Roper are not entitled to a gross-up payment pursuant to their Change in Control Agreements, but they do have the benefit of "best net" provisions. The initial excise tax applicable to Mr. Connolly would be $315,943; accordingly, his cash severance would be reduced by $424,506. The calculation for the other NEOs does not result in an excise tax, and therefore there is no reduction in their cash severance.

DIRECTOR COMPENSATION
We provide both cash and equity awards to our non-employee Directors. Our employee directors do not receive any compensation for service as a director. Directors are reimbursed for their expenses related to board membership.
Each non-employee Director is paid a $50,000 annual retainer on or about May 31 of each year. The chairs of the Compensation, Succession, Nominating and Governance Committee and the Investment Committee each receive an additional annual retainer of $10,000 and the chair of the Audit Committee receives an additional annual retainer of $15,000 for their service as chairs of these committees. We also provide an annual retainer of $50,000 for the independent Chairman of the Board. Additionally, as of May 31 of each year, each non-employee Director is granted a number of shares of common stock under the Stock Plan with a value of $75,000 based on the average closing price of our common stock during the 30 calendar day period ending on the grant date.
In connection with the addition to our Board of Mme. Mixson and Messrs. Cannada and Casal, each such Director was paid an annual retainer of $29,000 and received a grant of common stock under the Stock Plan with a value of $43,500, based on the average closing price of our common stock during the 30 calendar day period ending on the grant date. This retainer and stock grant reflect the prorated amount of the standard retainer and grant, reflecting the prorated service of such Directors for the period from October 6, 2016 through our next annual meeting. Mr. Chapman also received an additional retainer of $5,800, in connection with his assumption of the Chair position for the Compensation, Succession, Nominating and Governance Committee for such period.
As an employee of the Company, Mr. Gellerstedt did not receive any compensation for serving as a Director in 2016. In addition, Mr. Kelvin L. Davis, who served as the TPG-nominated Director for the period from October 6, 2016 through early March 2016, waived his right to receive any compensation in connection with his services on our Board.
2016 Compensation of Directors
The following table shows the amounts paid to our non-employee Directors in 2016.

	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (4)	All Other Compensation (5)	Total
Charles T. Cannada	$29,000	$43,376	$—	$—	$72,376
Edward M. Casal	$29,000	$42,617	$—	$—	$71,617
Robert M. Chapman	$55,800	$78,193	$—	$—	$133,993
Tom G. Charlesworth	$60,000	$75,556	$—	$—	$135,556
Lillian C. Giornelli	$50,000	$76,869	$—	$—	$126,869
S. Taylor Glover	$100,000	$80,840	$—	$—	$180,840
James H. Hance, Jr.	$60,000	$75,556	$—	$—	$135,556
Donna W. Hyland	$65,000	$78,991	$—	$—	$143,991
Brenda J. Mixson	$29,000	$41,865	$—	$—	$70,865
R. Dary Stone	$50,000	$75,556	$—	$—	$125,556
____________

(1)
Our Stock Plan provides that an outside Director may elect to receive our common stock in lieu of cash fees otherwise payable for services as a Director. Under the Stock Plan, the price at which these shares are issued is equal to 95% of the market price on the issuance date. In 2016, Mmes. Giornelli and Hyland and Messrs. Cannada, Casal, Chapman and Glover elected to participate in this program. In lieu of some or all of the cash fees shown in the table, the named Directors received shares of common stock as follows: Ms. Giornelli — 2,450; Ms. Hyland - 6,372; Mr. Cannada - 4,101; Mr. Casal - 2,050; Mr. Chapman - 4,901; and Mr. Glover — 9,803.

(2)
These amounts represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock awards granted during the year. Please refer to Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a complete description of the ASC 718 valuation. On May 31, 2016, each of Mmes. Giornelli and Hyland and Messrs. Chapman, Charlesworth, Glover, Hance and Stone was granted 7,035 shares of common stock which vested immediately on the grant date. Although the average closing price for the 30 calendar day period ending on the grant date ($10.66) was used to determine the number of shares to be granted in accordance with the plan, the grant date fair value reflected above is based on the closing stock price on the grant date ($10.74). On November 7, 2016, each of Ms. Mixson and Messrs. Cannada and Casal was granted 5,627 shares of common stock which vested immediately on the grant date. Although the average closing price for the 30 calendar day period ending on the grant date ($7.73) was used to determine the number of shares to be granted in accordance with the plan, the grant date fair value reflected above is based on the closing stock price on the grant date ($7.44).

(3)
These amounts include the incremental value of the 5% discount on stock received in lieu of cash fees, as follows: Ms. Giornelli — $1,313; Ms. Hyland — $3,435; Mr. Cannada — $1,511; Mr. Casal — $752; Mr. Chapman — $2,637; and Mr. Glover — $5,284.

(4)
In previous years, we granted stock options as part of the compensation to our non-employee Directors. As of December 31, 2016, each Director had the following number of options outstanding: Mr. Charlesworth — 11,106; Ms. Giornelli — 31,672; Mr. Glover — 31,672; Mr. Hance — 31,672; and Mr. Stone —1,345. Mr. Stone also had 54,490 options outstanding that were granted during his tenure as an officer of the Company prior to his retirement in 2011.

(5)	We pay or reimburse Directors for reasonable expenses incurred in attending Board and committee meetings. In 2016, we did not provide any perquisites to our Directors above the reporting threshold.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT
In setting our compensation programs and plans, our Compensation Committee considers the risks to our stockholders that may be inherent in our Company’s overall compensation program. Although a significant portion of our senior executives’ (including our NEOs’) compensation is performance based and “at-risk,” we believe our compensation plans and polices are appropriately structured, based on the following:

✓
We use multiple performance goals under our incentive compensation plans, such as FFO, net operating income increases, leasing volume and net economic return of leasing, which serves as a check-and-balance so as not to put inappropriate emphasis solely on one measure of our performance.

✓
We establish performance goals under our annual incentive cash award plan that we believe are reasonable in light of past performance and market conditions, and also permit the Compensation Committee to exercise discretion in making final award determinations so as to take into account changing market conditions, which allow our executives to focus on the long-term health of our Company rather than an "all or nothing" approach to achieving short-term goals.

✓
In December 2012, we approved a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Committee for the year.

✓
In January 2014, we approved a policy establishing a maximum calculation of 200% on each individual component of the annual cash incentive award for executive officers, in addition to the overall maximum payout of 150% of the overall target award.

✓
We have both time-vested, full-value equity awards, such as restricted stock and/or RSUs, as well as performance based awards, such as stock options, performance-conditioned RSUs and the cash long-term incentive awards, so as to both encourage the growth of the Company's stock price and to recognize that time-vested, full-value equity awards retain value even in a depressed market, so that executives are less likely to take unreasonable risks to get, or keep, options in-the-money or to achieve performance conditions.

✓
We use long-term equity awards that vest over three or more years and condition a significant portion of such awards upon satisfaction of performance goals, ensuring that our executives' interests align with those of our stockholders over the long term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee consists of Mmes. Giornelli and Hyland and Messrs. Cannada and Chapman. In addition, during 2016, Messrs. Hance and Davis served on the Compensation Committee. None of these Directors has any interlocking relationships that are required to be disclosed in this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about equity awards under our equity compensation plans at December 31, 2016.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (Column A)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (Column B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C)
Equity compensation plans approved by the security holders	2,262,249	$10.82	2,293,403
Equity compensation plans not approved by the security holders	—	—	—
Total	2,262,249	$10.82	2,293,403

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our NEOs. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2016 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement through the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”
As discussed in the Compensation Discussion and Analysis section, the compensation paid to our NEOs reflects the following goals of our compensation program:

•	To provide overall compensation that is designed to attract and retain talented executives;

•	To reward individual and corporate performance, while at the same time keeping in mind our accountability to our stockholders; and

•	To provide a meaningful portion of total compensation via equity-based awards, including awards that are contingent upon future performance.
Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation Committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our NEOs.
As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board.
Our Board of Directors recommends that you vote “FOR”
the approval, on an advisory basis, of executive compensation.

PROPOSAL 3 — ADVISORY APPROVAL OF FREQUENCY OF FUTURE ADVISORY APPROVALS OF EXECUTIVE COMPENSATION
The Dodd-Frank Act also provides stockholders with the opportunity to indicate, on an advisory basis, their preference as to the frequency of future say on pay votes, often referred to as say when on pay. For this proposal, stockholders can indicate whether they would prefer that we hold future advisory votes on executive compensation every one, two or three years.
The optimal frequency of future say on pay votes rests on a judgment about the relative benefits and burdens of each of the alternatives: one, two or three years. There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of the choices. Some have suggested that less frequent votes are preferable, arguing that a less frequent vote would allow stockholders to focus on overall design issues rather than details of individual decisions, would align with the goal of compensation programs which are designed to reward performance that promotes long-term stockholder value, and would avoid the burden that annual votes would impose on stockholders required to evaluate the compensation programs of a large number of companies each year. Others have suggested that annual votes are preferable, arguing that an annual vote is needed to give stockholders the opportunity to react promptly to trends in compensation, provide feedback before those trends become pronounced over time, and give the board and the compensation committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from stockholders.
The Company has conducted annual advisory votes on executive compensation since 2011. After careful consideration of the frequency alternatives, the Board recommends that future advisory votes on executive compensation should be held every year, or on an annual basis.
Although the vote is non-binding, the Board and the Compensation Committee will consider the voting results in making a decision as to the Board’s policy regarding the frequency of future advisory votes on executive compensation.
As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board and will not restrict or limit the ability of stockholders generally to make proposals for inclusion in proxy materials related to executive compensation.
Our Board of Directors recommends that you vote “FOR”
an advisory vote on executive compensation every "ONE YEAR."

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte, our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2017 and to prepare a report on this audit, subject to approval by the Audit Committee of the fee estimate and the audit plan for the period. A representative of Deloitte will be present at the Annual Meeting and will be available to respond to appropriate questions by our stockholders.
We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our bylaws, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our stockholders.
Our Board of Directors recommends that you vote “FOR”
the ratification of the appointment of the independent registered public accounting firm.

Summary of Fees to Independent Registered Public Accounting Firm
We retained Deloitte as our independent registered public accounting firm for the years ended December 31, 2016 and 2015. Aggregate fees for services provided to us related to the fiscal years ended December 31, 2016 and 2015 by Deloitte were as follows:

	2016	2015
Audit Fees (a)	$1,326,684	$768,705
Tax Fees:
Compliance	$173,458	$114,232
Consulting (b)	$1,999,420	$311,478
Total tax fees	$2,172,878	$425,710
____________

(a)
Includes fees for the annual audits of our financial statements, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, joint venture audits, audits of certain properties’ operating expenses, review of our quarterly financial statements, the audit of our benefit plans, and the comfort letter procedures related to the equity issuances, including work for the periods indicated above but performed subsequent to that year end. Also includes fees for audit work and review of SEC filings related to the Parkway Transactions.

(b)	Includes consulting fees related to the Parkway transactions, along with general tax advice services.
As stated in its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided and are generally subject to a dollar limit. The Audit Committee charter also provides that the Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that the approvals are presented to the Audit Committee at its next scheduled meeting. Other than tax consulting, there were no other non-audit services provided by Deloitte to the Company in 2016 or 2015. No services were approved by the Audit Committee pursuant to the waiver of pre-approved provisions as set forth in applicable rules of the SEC.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. The Audit Committee operates under a written charter, the full text of which is available on the Investor Relations page of the Company’s website at www.cousinsproperties.com.
Management has primary responsibility for financial statements and the reporting process, including the systems of internal controls, and has represented to the Audit Committee that the Company’s 2016 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as the audited financial statements contained in the Company’s Annual Report on Form 10-K, and discussed these financial statements with management and Deloitte, the Company’s independent registered public accounting firm.
The Audit Committee reviewed with Deloitte the matters required to be discussed under Statement of Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, related to the 2015 audit. The Audit Committee also received written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.
The Audit Committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting for 2016.
The Audit Committee also met with the Company’s internal audit department, with and without management present, to discuss the results of their reviews and evaluations of the Company’s internal controls for 2016.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Donna W. Hyland, Chair
Charles T. Cannada
Edward M. Casal
Lillian C. Giornelli
Brenda J. Mixson

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

CERTAIN TRANSACTIONS
In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving or ratifying the terms and conditions of transactions between the Company and any Director or executive officer, or their affiliates or family members. Our Ethics Code requires that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole. If an “Ethics Contact” (defined in our Ethics Code to be our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or our General Counsel) believes that a transaction or relationship would require approval or ratification by the Audit Committee, the Ethics Contact will bring the transaction or relationship to the attention of the Audit Committee.
At least annually, each Director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which the Company is involved and in which the executive officer, a Director or a related person has a direct or indirect material interest. In addition, we conduct a quarterly review to determine whether an executive officer, a Director, or a company employing a Director engaged in transactions with us during the quarter.
The Compensation, Succession, Nominating and Governance Committee, which is composed of independent Directors, conducts an annual review of the information from the questionnaire, evaluates related-party transactions (if any) involving the Directors and their related persons and makes recommendations to the Board regarding the independence of each Board member.
If a transaction arises during the year that may require disclosure as a related party transaction, information about the transaction would be provided to the Audit Committee and the Compensation, Succession, Nominating and Governance Committee, as applicable, for review, approval or ratification of the transaction.
Stockholders Agreement
In connection with the Merger, we entered into a Stockholders Agreement (the “Stockholders Agreement”), with TPG VI Pantera Holdings, L.P. (“TPG Pantera”) and TPG VI Management, LLC (together with TPG Pantera, “TPG”) in order to establish various arrangements and restrictions with respect to our governance and certain rights with respect to the shares of our common stock owned by the selling shareholders after the effective time of the merger. Pursuant to the terms of the Stockholders Agreement, for so long as TPG Pantera (together with its affiliates, other than portfolio companies of TPG Pantera or its affiliates) beneficially owns at least 5% of our common stock on an as-converted basis, TPG Pantera will have the right to designate one nominee to serve on our board of directors, subject to the qualifications, independence standards, and other criteria set forth in the Stockholders Agreement. In addition, for so long as TPG Pantera (together with its affiliates, other than portfolio companies of TPG Pantera or its affiliates) beneficially owns at least 5% of our common stock on an as-converted basis, TPG Pantera will have the right to have its designee to our board of directors appointed to the investment committee and the compensation, succession, nominating, and governance committee of our board of directors. Kelvin L. Davis was appointed as the TPG designee to our Board following the Merger.
The Stockholders Agreement also required us to file a registration statement registering for sale all of the registrable securities held by TPG and required us to pay all expenses incurred in connection with each of the registrations described above, except for underwriters' discounts and selling commissions. In addition, we will pay the reasonable fees and disbursements of one counsel for TPG participating in such registration. These registration rights will terminate when TPG no longer beneficially own any shares of our common stock or when all shares of our common stock owned by TPG may be freely resold without any volume or other limitations or restrictions.
The Stockholders Agreement also provided that TPG Pantera and its affiliates (other than portfolio companies of TPG Pantera or its affiliates and any non-private equity business of any of TPG Pantera's affiliates) will be subject to certain standstill obligations through the earliest of (i) the time that TPG Pantera (together with its affiliates, other than non-private equity portfolio companies of TPG Pantera or its affiliates and any non-private equity business of any of TPG Pantera's affiliates) no longer collectively owns at least 5% of the outstanding shares of our common stock, (ii) October 6, 2019 (the third anniversary of the effective time of the merger) or (iii) the occurrence of a change of control transaction. The standstill allows TPG Pantera and/or such affiliates to acquire up to 15% of our outstanding voting securities, but restricts their ability to, among other things, propose a merger or other acquisition transaction relating to all or part of us, call a meeting of the shareholders, initiate any shareholder proposal, participate in a group for such actions, enter into any voting trust or other agreement with respect to the voting of shares of our common stock, or seek a change in the composition of our board of directors.
On February 21, 2017, TPG sold all of its shares of our common stock in a registered public offering. Mr. Davis resigned as the TPG designee from our Board on March 8, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who did not file a report on a timely basis as required by Section 16(a) during the most recent fiscal year. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2016.
FINANCIAL STATEMENTS
Our Annual Report on Form 10-K for the year ended December 31, 2016, including audited financial statements, is being mailed together with this proxy statement.
STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING OF STOCKHOLDERS
Pursuant to Rule 14a-8(e)(2) under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2018 Annual Meeting must be received by us by November 16, 2017, which is 120 days before the anniversary of the date this proxy statement is released to stockholders in connection with the Annual Meeting. However, pursuant to such Rule, if the 2018 Annual Meeting is held on a date that is earlier than March 25, 2018 or later than May 25, 2018, then a stockholder proposal submitted for inclusion in our proxy statement for the 2018 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2018 Annual Meeting.
Under our bylaws, a stockholder is eligible to submit a stockholder proposal outside the processes of Rule 14a-8 if the stockholder is (1) of record at the time of such proposal and at the time of the annual meeting and (2) entitled to vote at the annual meeting. The stockholder also must provide timely notice in proper written form of the proposal to our Corporate Secretary. To be timely under our bylaws, we must receive advance notice of the proposal no earlier than December 25, 2017, and no later than January 25, 2018; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences March 25, 2018 and ends May 25, 2018, such stockholder’s notice must be delivered by the later of (A) the tenth day following the day of the public announcement of the date of the annual meeting or (B) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholder proposals submitted prior to June 15, 2017 should be submitted to Corporate Secretary, Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740. Stockholder proposals submitted on or after June 15, 2017 should be submitted to Corporate Secretary, Cousins Properties Incorporated, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802.
EXPENSES OF SOLICITATION
We will bear the cost of proxy solicitation. We have retained Okapi Partners LLC to assist in the solicitation of proxies for the 2017 Annual Meeting at a fee of approximately $4,000, plus associated costs and expenses. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees or by our proxy solicitor, Okapi Partners LLC. Upon request, we also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our stock.

COUSINS PROPERTIES INCORPORATED
ATTN: LEGAL
191 PEACHTREE STREET NE
SUITE 500
ATLANTA, GA 30303

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20841-P89458

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

COUSINS PROPERTIES INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, "1 YEAR" ON PROPOSAL 3 AND "FOR" PROPOSAL 4.

Nominees:	For	Against	Abstain
1a. Charles T. Cannada	☐	☐	☐
1b. Edward M. Casal	☐	☐	☐
1c. Robert M. Chapman	☐	☐	☐
1d. Lawrence L. Gellerstedt, III	☐	☐	☐
1e. Lillian C. Giornelli	☐	☐	☐
1f. S. Taylor Glover	☐	☐	☐
1g. Donna W. Hyland	☐	☐	☐
1h. Brenda J. Mixson	☐	☐	☐
2. Approve, on an advisory basis, the compensation of the named executive officers.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.			☐

	1 Year	2 Years	3 Years	Abstain
3. Approve, on an advisory basis, the annual frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
4. Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated March 16, 2017.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote these shares in person.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E20842-P89458

COUSINS PROPERTIES INCORPORATED
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
April 25, 2017 11:00 AM

The undersigned hereby appoints S. Taylor Glover and Larry L. Gellerstedt, III, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of Cousins Properties Incorporated which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Tuesday, April 25, 2017, 11:00 a.m. local time, and at any postponement or adjournments thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated March 16, 2017, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof.

The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all other matters that may properly come before the meeting or any postponements or adjournments thereof.

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR ALL NOMINEES" for Director, "FOR" Proposal 2, "1 Year" for Proposal 3 and "FOR" Proposal 4.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)

V.1.1